SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                         - - - - - - -


                           FORM 8-K

                        CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15 (d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

           Date of report(Date of earliest event reported)
                        October 8, 2003


                      Symbol Technologies, Inc.
--------------------------------------------------------------
     (Exact name of registrant as specified in its charter)


   Delaware                 1-9802             11-2308681
   --------                 ------             ----------
(State or other        (Commission File       (IRS Employer
Jurisdiction of            Number)         Identification No.)
Incorporation)


  One Symbol Plaza
  Holtsville, New York                                 11742
-------------------------------                     ----------
  (Address of principal                             (Zip Code)
    executive offices)


Registrant's telephone number, including
   area code:                                   (631) 738-2400


Former name or former address, if changed
    since last report:                          Not Applicable






ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are included herein:

Exhibit 99.1   Press Release dated October 8, 2003
"Symbol Technologies Reports Unaudited Results for 2003's First and Second Quarters and
Unaudited Results for Period of Financial
Restatement, 1998 through 2002"

Exhibit 99.2   Webcast Presentation dated October 8, 2003
               "Q2 2003 Earnings and Restatement of Prior Period
Financials"

Exhibit 99.3 Transcript, dated October 8, 2003, of the registrant's teleconference and the questions and answers session immediately following.

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The registrant is furnishing herewith its Press Release dated October 8, 2003 disclosing unaudited 2003 first and second quarter results as well as the impact of the pending restatement on previously reported financial results for years 1998 through 2002, also unaudited. The Press Release is attached hereto as
Exhibit 99.1 and is incorporated herein by reference. On October 8, 2003, the registrant also hosted a teleconference and webcast to discuss the subjects covered by the Press Release. The teleconference and webcast were pre-announced and were available to the public through live teleconference and webcast, and was available through audio and webcast replay until October 15, 2003. A copy of the registrant's Webcast Presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference. A copy of the Transcript of the registrant's teleconference including the questions and answers session immediately following the call is attached hereto as Exhibit
99.3 and is incorporated herein by reference.

The information in this Form 8-K and the exhibits attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.




                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             SYMBOL TECHNOLOGIES, INC.




Date: October 16, 2003      By:  _/s/ Mark T. Greenquist________
                                  Name:  Mark T. Greenquist
                                  Title: Senior Vice President
                                         and Chief Financial
                                         Officer





























                          EXHIBIT INDEX

Exhibit            Description

Exhibit 99.1      Press Release dated October 8, 2003
                  "Symbol Technologies Reports Unaudited
                  Results for 2003's First and Second Quarters and Unaudited Results for Period of Financial Restatement, 1998 through 2002"

Exhibit 99.2      Webcast Presentation dated October 8, 2003
                  "Q2 2003 Earnings and Restatement of Prior
                   Period Financials"

Exhibit 99.3 Transcript, dated October 8, 2003, of the registrant's teleconference and the questions and answers session immediately following.











                         EXHIBIT 99.1

   Symbol Technologies Reports Unaudited Results for 2003's
     First and Second Quarters and Unaudited Results for
      Period of Financial Restatement, 1998 through 2002

        Second-Quarter 2003 Revenue Was $375 Million with EPS
           of $0.04
        First-Quarter 2003 Results Updated to Revenue of
           $379 Million and EPS of $0.08

     HOLTSVILLE, N.Y., Oct. 8, 2003 - Symbol Technologies, Inc. (NYSE:SBL) today reported unaudited results for the second quarter of 2003, updated previously announced unaudited results for the first quarter of 2003 and also reported unaudited results for the period impacted by its pending financial restatement, 1998 through 2002. While the results reported today are unaudited, Symbol believes that these results accurately reflect, in all material respects, the results that will be reported in the Company's 2002 Annual Report on Form 10-K as well as the quarterly reports on Form 10-Q for the first and second quarters of 2003. However, until the audit is complete for 2002 and prior years and the documents are filed, these results are subject to change.

Unaudited Second-Quarter 2003 Results
     Revenue for the second quarter ended June 30, 2003, was $375 million, a 15 percent increase over the restated second-quarter 2002 revenue of $327 million. Product revenue of $289 million represented a year-over-year increase of 16 percent, and service revenue of $86 million showed a year-over-year increase of 12 percent. Second-quarter 2003 gross margin was $154 million, or 41.1 percent, an increase of $57 million, or 11 percentage points, from the prior year's second-quarter restated gross margin of $97 million, or 29.7 percent. Operating expense in the quarter was $146 million. Included in second-quarter operating expense was $14.5 million in costs related to restatement activities, primarily fees for professional services. Net earnings in the period were $9 million, representing $0.04 per share.

     "The financial results of the second quarter are gratifying because they indicate that our fundamental business is on track," William Nuti, Symbol president and chief operating officer, said. "Even as we continue working on bringing to closure the financial issues of the past, the Symbol of today is operating with a new management system and planning process that are driving a compelling new vision for Symbol as the leader in enterprise mobility solutions."

Unaudited First-Quarter 2003 Results
     First-quarter 2003 results were disclosed and discussed during an April 29, 2003, teleconference, and previously reported first-quarter results have been updated to reflect the impact of the pending restatement of prior period results. Restated revenue for the first quarter ended March 31, 2003, was $379 million, $22 million higher than the previously reported $357 million and 19 percent higher than restated 2002 first-quarter revenue. First-quarter gross margin increased $21 million from the previously reported results to $160 million, representing a gross margin of 42.2 percent and a year-over-year increase of $81 million, or approximately 17 percentage points. First-quarter 2003 operating expense was $136 million, $5 million higher than previously reported, primarily due to a correction in how the Company accounts for engineering expense in its restated numbers. Expenses related to restatement activities were $5.3 million in the 2003 first quarter. First-quarter 2003 net earnings of $18 million increased $13 million from the previously reported net earnings of $5 million, and earnings per share of $0.08 increased $0.06 from previously reported EPS of $0.02.

Results of Restatement
     In announcing the unaudited restated results, the Company outlined some of the factors that it believes led to the need to restate its results for the years 1998 through 2002. During that time period, the Company was overly aggressive in establishing its sales and earnings growth targets, routinely overproduced products, made premature and excessive shipments primarily to the sales channel and generated numerous errors and irregularities in the books and records of the Company in order to support senior management's immediate financial objectives. As previously disclosed, the Company also discovered irregularities that occurred prior to July 2002 in the administration of the executive stock option program.

     "There previously existed in the Company an atmosphere and culture that, we believe, allowed for and fostered a working environment that, ultimately, led to the difficulties we're now working so hard to correct," stated Richard Bravman, Symbol interim chairman and chief executive officer. "Let me assure you that the Company's Board, the current leadership team - and I, personally - are very committed to setting this right, definitively putting the issues uncovered through our investigation behind us and realizing the potential that we know is inherent in Symbol."

     The pending restatement had a significant impact on the previously reported financial results during 1998 through 2002. Following are some of the major changes to the previously reported financial results of the cumulative five-year period. For further information on these changes, a set of presentation charts is available in PDF format on the Company's investor relations Web site, www.symbol.com\investors, or by contacting the Company at 1-800-927-9626.

   - Revenue over the 1998 to 2002 period was reduced by $223 million to a cumulative $6.116 billion from a previously reported $6.339 billion.

   - Gross margin over the 1998 to 2002 period was reduced by $101 million to a cumulative $2.146 billion from a previously reported $2.247 billion.

   - Operating expense, excluding the impact of variable plan accounting on stock options, over the 1998 to 2002 period was increased by a cumulative $237 million to $2.266 billion from a previously reported $2.029 billion.

   - Compensation expense over the 1998 to 2002 period related to variable plan accounting for certain stock options increased by $230 million.

   - Shareholders' equity at year-end 2002 was $956 million, representing a $255 million reduction from the previously reported $1.211 billion. At the end of the June 30, 2003, quarter, shareholders' equity had increased to $997 million.

     Mark Greenquist, Symbol chief financial officer, said, "We're working to bring the restatement work and external audit to a close, and we look forward to moving beyond the difficulties of the past. With the improving financial performance of the last several quarters and the June 30 balance sheet showing nearly $100 million in cash, a debt level near zero and demonstrated progress on working capital management - as well as substantial shareholders' equity - we're confident that Symbol is on a sound foundation today and is poised for future growth and shareholder value appreciation."

     The previously reported investigations by the SEC and the U.S. Attorney's office are ongoing. Symbol has not filed its Annual Report on Form 10-K for the year ended Dec. 31, 2002, with the Securities and Exchange Commission, and is working to finalize the document and the Company's external auditors are working to complete their audit. Upon the approval of the Form 10-K, as well as the Form 10-Qs, by the Symbol board of directors, they will be filed with the Commission. At this point, the Company hasn't provided a timetable for those filings.

Teleconference and Web Presentation Details
     Those interested in participating in the conference call should dial 719-457-2645 at least 10 minutes prior to commencement of the call, which also will be available as an audio Web cast via the Symbol Web site, www.symbol.com/investors. A telephonic replay will be available beginning at noon ET October 9 through October 15, 2003, on a 24-hour non-stop basis. The dial-in number to access this replay is: 719-457-0820 - Access Code: 610777.

     In addition to the teleconference, the Company will host a simultaneous Web cast presentation via WebEx, an online PowerPoint document sharing Web site. Those interested in viewing the WebEx presentation should go to http://symbol.webex.com at least 10 minutes prior to the start of the teleconference. At the site, log in to the "Symbol Technologies- Q2 '03 Earnings Release" by clicking the "join" button; you are required to provide your name and e-mail address. Please be advised that WebEx permits you to enroll prior to the conference, but this is not mandatory for participation. This is an unrestricted Web site and a password is not required. A synchronized WebEx and audio replay will be available on the Company's investor homepage beginning at noon ET October 9 through October 15, 2003, on a 24-hour non-stop basis.

     A copy of the presentation will be posted in PDF format on the Company's investor homepage (www.symbol.com/investors).

Forward-Looking Statements
     Statements contained in this release may constitute "forward-looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

About Symbol Technologies
     Symbol Technologies, Inc. delivers enterprise mobility solutions that enable anywhere, anytime data and voice communication designed to increase productivity, reduce costs and realize competitive advantage. Symbol systems and services integrate rugged mobile computing, advanced data capture, wireless networking and mobility software for the world's leading retailers, transportation and logistics companies and manufacturers as well as government agencies and providers of healthcare, hospitality and security. More information is available at www.symbol.com.

                            # # # #

For media information:             For financial information:
Patricia Hall                      Nancy Tully
Symbol Technologies, Inc.          Symbol Technologies, Inc.
631-738-5636                       631-738-5050




















                          EXHIBIT  99.2


[symbol LOGO OMITTED]

Symbol Technologies, Inc.

Q2 2003 EARNINGS AND RESTATEMENT
OF PRIOR PERIOD FINANCIALS

October 8, 2003



PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995 SAFE HARBOR PROVISION
-----------------------------------------------------------------------------
During the course of this presentation, we may make projections or other forward-looking statements regarding future events or the future financial performance of the company.

Such statements are just estimates, and actual events or results may differ materially. We refer you to the documents that Symbol files from time to time with the SEC. These documents contain and identify forward factors, risks and uncertainties that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

Copies of our SEC filings are available upon request or by accessing our company website at www.symbol.com.


                                        2

[symbol LOGO OMITTED]  Confidential


AGENDA
-----------------------------------------------------------------------------

     o    Summary of the Investigation

     o    Results of the Restatement 1998-2002

     o    Financial Results for Q1 & Q2 2003

     o    Current State of Business & Guidance

                                        3

[symbol LOGO OMITTED]  Confidential


ORIGINS OF INVESTIGATION & RESTATEMENT
-----------------------------------------------------------------------------

CAUSE

o Lack of intellectual integrity (Facts 'interpreted' to meet desired financial outcome)

o    Intimidation (Honest questions and criticism discouraged)

o    Short-term focus vs. view toward Symbol's long-term health

o Lack of investment in leadership talent, processes and systems to scale the Company

EFFECT

o    Abusive and oppressive culture and environment

o    Overly aggressive sales and earnings growth targets

o Encouraged and rewarded inappropriate activities in sales, services, operations and finance

o    Generated numerous errors and irregularities in books and records

                                        4

[symbol LOGO OMITTED]  Confidential


APPROACH TO INVESTIGATION
-----------------------------------------------------------------------------

o Board undertook thorough investigation led by independent external counsel, who hired forensic auditing team

o    Fully and extensively cooperated with government

o Applied findings to eventual restatement and changes in internal financial practices

                                        5

[symbol LOGO OMITTED]  Confidential


PROCEDURES INVOLVED IN INVESTIGATION
-----------------------------------------------------------------------------

 o  Interviewed 200+ current and former employees

 o  Reviewed 400,000+ e-mails

 o  Reviewed 600,000+ pages of documents

 o  Analyzed 600,000+ product & service invoices

 o  Evaluated 200+ channel partners (representing 90% of revenue)

 o  Analyzed 1000+ entries to accrual, prepayment, and reserve accounts


                                        6

[symbol LOGO OMITTED]  Confidential

                                                          External Hire
                                                          Internal Promotion
BUILD-OUT OF EXECUTIVE TEAM                               No Change
-----------------------------------------------------------------------------
[GRAPHIC OMITTED]



                                         CEO & VICE CHAIRMAN
                                          (ACTING CHAIRMAN)
                                         R. Bravman appointed CEO in Aug 2002




       COO & PRESIDENT                            GENERAL COUNSEL, SVP
B. Nuti joined company in Aug 2002          P. Lieb joins company in Oct 2003


WORLDWIDE SALES & MARKETING, SVP  CUSTOMER SERVICE, SVP    CHIEF FINANCIAL
OFFICER, SVP
 T. Abbott joined company in Nov 2002         A. O'Donnell joined company in
Jul 2003      M. Greenquist joined company in Feb 2003


OPERATIONS, VP       GLOBAL PRODUCTS GROUP, SVP     CHIEF INFORMATION OFFICER
T. Collins appointed in Jul 2003           T. Hewlin joined company in Jun
2003                    & BUS. DEV., SVP
                     J. Bruno joined company in Nov 2002


HUMAN RESOURCES, SVP    SPECIAL PROJECT INITIATIVES, SVP    CHIEF MARKETING
OFFICER, SVP
C. DeMayo has led since Jul 2001   R. Goldman new assignment   P. Juliano
                                                   joins company in Oct 2003
                                     Oct 2003


ENGINEERING, SVP                                R&D, SVP
B. Metlitsky has led since                   J. Katz has led since Feb 1994
   Feb 1994



                                       7

[symbol LOGO OMITTED]    Confidential


[symbol LOGO OMITTED]





RESULTS OF RESTATEMENT 1998-2002

AREAS OF FOCUS
-----------------------------------------------------------------------------

     o    Revenue Recognition

     o    Inventory

     o    Accruals, Reserves & Pre-payments

     o    Acquisitions & Investments

     o    Restructurings

     o    Stock Options



                                        9

[symbol LOGO OMITTED]  Confidential



REVENUE
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
$US MILLIONS            1998      1999      2000      2001      2002      CUM
-----------------------------------------------------------------------------
As Restated              945     1,071     1,215     1,487     1,398    6,116
-----------------------------------------------------------------------------
As Reported              978     1,139     1,449     1,453     1,320    6,339
-----------------------------------------------------------------------------
Over/(Under)            (33)      (68)     (234)       34        78     (223)
-----------------------------------------------------------------------------
 o Bill & Collected - Service    (2)     (2)    (14)    (28)     4       (42)
 o Bill & Collected - Product    (9)    (33)    (43)    (15)    31       (69)
 o Sales Out - Disti             --       1     (27)     17    (18)      (27)
 o Timing Related Adjustments   (16)    (29)    (69)     61     38       (15)
 o Other Adjustments             (6)     (5)    (81)     (1)    23       (70)
                                 --      --     ---      --     --       ---
 o Total                        (33)    (68)   (234)     34     78      (223)
-----------------------------------------------------------------------------

-----------------------------
Unaudited - Subject to change
until 2002 audit completed
-----------------------------

                                       10

[symbol LOGO OMITTED]  Confidential



GROSS MARGIN
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
$US MILLIONS              1998      1999      2000      2001     2002     CUM
-----------------------------------------------------------------------------
As Restated               381       445       393       441      486    2,146
-----------------------------------------------------------------------------
As Reported               416       485       460       394      492    2,247
-----------------------------------------------------------------------------
Over/(Under)             (35)      (40)      (67)       47       (6)    (101)
-----------------------------------------------------------------------------
 o Revenue Related       (16)      (53)     (169)       (5)      17     (226)
 o Engineering Related    14        19        64        25       17      139
 o Inventory Reserves    (31)       (6)       15        (7)     (20)     (49)
 o Restructuring Related  (2)       --        23        34      (20)      35
                          --       ---        --        --       ---      --
 o Total                 (35)      (40)      (67)       47       (6)    (101)
----------------------------------------------------------------------------

-----------------------------
Unaudited - Subject to change
until 2002 audit completed
-----------------------------

                                       11

[symbol LOGO OMITTED]  Confidential

OPERATING EXPENSES
(EXCLUDES OPTION EXPENSES)
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
$US MILLIONS                   1998    1999    2000     2001     2002     CUM
-----------------------------------------------------------------------------
As Restated                    308     349     556      514      539   2,266
-----------------------------------------------------------------------------
As Reported                    274     308     528      455      464   2,029
-----------------------------------------------------------------------------
Over/(Under)                    34      41      28       59       75     237
-----------------------------------------------------------------------------
 o Engineering Related          25      28      31       32       19     135
 o Restructuring Related        --      --     (21)      30       13      22
 o Other Adjustments             9      13      18       (3)      43      80
                                --      --      --       --       --      --
 o Total                         34      41      28       59       75     237
-----------------------------------------------------------------------------

-----------------------------
Unaudited - Subject to change
until 2002 audit completed
-----------------------------

                                       12

[symbol LOGO OMITTED]  Confidential


STATEMENT OF OPERATIONS - 1998 THRU 2002
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
1998     1998    1999    1999    2000    2000    2001    2001    2002    2002
$US Millions As   As      As      As      As      As      As    As     As  As
       Restated  Reported  Restated  Reported  Restated  Reported  Restated
 Reported   Restated  Reported
-----------------------------------------------------------------------------
Product  809   841   899   969  1,007  1,232  1,206  1,147  1,100     1,027
Services 136   137   172   170    208    217    281    306    298       293
         ---   ---   ---   ---    ---    ---    ---    ---    ---       ---
Total    945   978 1,071 1,139  1,215  1,449  1,487  1,453  1,398     1,320
---------------------------------------------------------------------------
Gross Margin 381  416  445 485    393    460    441    394    486       492
            40.3% 42.5% 41.5% 42.6% 32.3% 31.7% 29.7%  27.1%  34.8%   37.3%
----------------------------------------------------------------------------
Operating Exp   308   274   349  308  556  528  514  455        539       464
Stock Options   179   --    203   --    9   --  (93)  --        (68)       --
Other            --     3     6    6   12   12   14   18         (3)       13
                ---   ---   ---  ---  ---  ---  ---  ---        ---       ---
Earnings/(Loss) (106) 139  (113) 171 (184) (80)   6  (79)        18        15
  Before Tax
-----------------------------------------------------------------------------
NET
EARNINGS/(LOSS)  (56)  93   (57) 116 (133) (69)  (3)  (54)        4        10
-----------------------------------------------------------------------------
EARNINGS PER SHARE
  Basic       ($0.28) $0.47  $0.29)  $0.59  ($0.64)  ($0.33)  ($0.01)
 ($0.24)     $0.02     $0.05
  Diluted     ($0.28) $0.44 ($0.29)  $0.55  ($0.64)  ($0.33)  ($0.01)
 ($0.24)     $0.02     $0.04
-----------------------------------------------------------------------------

                                                -----------------------------
                                                Unaudited - Subject to change
                                                   until 2002 audit completed
                                                -----------------------------

                                       13

[symbol LOGO OMITTED]  Confidential


RECEIVABLES
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
$US MILLIONS                     1998      1999      2000      2001      2002
-----------------------------------------------------------------------------
As Restated                      142       147       174       146       153
o DSOs                            55        50        52        36        40
-----------------------------------------------------------------------------
As Reported                      205       252       454       308       268
o DSOs                            77        81       114        77        74
-----------------------------------------------------------------------------
Increase/(Decrease)              (63)     (105)     (280)     (162)     (115)
o DSOs                           (22)      (31)      (62)      (41)      (34)
-----------------------------------------------------------------------------
o Revenue Related                (64)      (66)     (200)       71        89
o Reclassifications               --        16        13        15       (15)
o Other Adjustments                1         8        12        32       (27)
o Prior Period Rollforward        --       (63)     (105)     (280)     (162)
                                 ---      ----      ----      ----      ----
o Total                          (63)     (105)     (280)     (162)     (115)
-----------------------------------------------------------------------------


-----------------------------
Unaudited - Subject to change
until 2002 audit completed
-----------------------------

                                       14

[symbol LOGO OMITTED]  Confidential

INVENTORY
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
$US MILLIONS                    1998      1999      2000      2001      2002
-----------------------------------------------------------------------------
As Restated                      156       193       376       336       261
o  Turns                         3.6       3.2       2.2       3.1       3.5
-----------------------------------------------------------------------------
As Reported                      197       217       285       311       335
o  Turns                         2.9       3.0       3.5       3.4       2.5
-----------------------------------------------------------------------------
Increase/(Decrease)              (41)      (24)       91        25       (74)
o  Turns                         0.7       0.2      (1.3)     (0.3)      1.0
-----------------------------------------------------------------------------
o  Revenue Related                 8        29        58       (31)      (52)
o  Reserves                      (49)       (5)       16       (17)      (23)
o  In-Transit / Pre-Paid          --         6        37       (19)      (14)
o  Other Adjustments              --       (13)        4         1       (10)
o  Prior Period Rollforward       --       (41)      (24)       91        25
                                 ---       ---        --        --       ---
o  Total                         (41)      (24)       91        25       (74)
-----------------------------------------------------------------------------


-----------------------------
Unaudited - Subject to change
until 2002 audit completed
-----------------------------

                                       15

[symbol LOGO OMITTED]  Confidential



BALANCE SHEET - 1998 THRU 2002
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
1998    1998    1999    1999    2000    2000    2001    2001    2002    2002
$US MILLIONS  As  As     As      As      As      As      As     As     As  As
        Restated Reported Restated Reported Restated Reported Restated Reported Restated Reported
-----------------------------------------------------------------------------
Cash     16     16      24      30       53      63      70      81   76   76
Receivables 142 205    147     252      174     454     146     308  153  268
Inventory   156 197    193     217      376     285     336     311  261  335
Other Current 49 61    277      85      430     276     351     301  214  225
              -- --    ---      --     ---      ---     ---    ---   ---  ---
Total Current 363 479  641     584    1,033   1,078     903   1,001  704  904
  Assets
Fixed Assets  172 175  201     206      236     234     251     241  208  222
Other         275 184  203     258      743     781     555     651  615  607
              --- ---  ---     ---      ---     ---     ---     ---  ---  ---
Total Assets  810 838 1,045  1,048    2,012   2,093  1,709  1,893 1,527 1,733
-----------------------------------------------------------------------------
Current Liab. 187 184  245     233      473     458    331    340   361   322
Long Term Liab. 119 123 174    175      439     433    370    372   210   200
Equity          504 531 626    640    1,100   1,202  1,008  1,181   956 1,211
               ---  --- ---    ---   -----   -----   -----  -----   --- -----
Total Liabilities & 810 838 1,045 1,048 2,012  2,093  1,709 1,893 1,527 1,733
  Equity
-----------------------------------------------------------------------------


                                                -----------------------------
                                                Unaudited - Subject to change
                                                   until 2002 audit completed
                                                -----------------------------

                                                                           16

[symbol LOGO OMITTED]  Confidential



[symbol LOGO OMITTED]



FINANCIAL RESULTS FOR
Q1 & Q2 2003




STATEMENT OF OPERATIONS - Q1 2003


----------------------------------------------------------------------------
                         Q1'03          Q1'03          Q4'02         Q1'02
$US MILLIONS          As Restated    As Reported    As Restated   As Restated
----------------------------------------------------------------------------
Product                     303            285            291           256
Services                     76             72             81            63
                             --             --             --            --
Total                       379            357            372           319
-----------------------------------------------------------------------------
Gross Margin                160            139            150            79
                           42.2%          38.9%          40.3%         24.8%
-----------------------------------------------------------------------------
Operating Expense           136            131            148           116
Stock Options                --             --             --           (51)
Other                         1              1              2             4
Earnings/(Loss)              23              7             --            10
  Before Tax
-----------------------------------------------------------------------------
NET EARNINGS/(LOSS)          18              5             --             2
-----------------------------------------------------------------------------
EARNINGS PER SHARE
  Basic                   $0.08          $0.02         ($0.00)        $0.01
  Diluted                 $0.08          $0.02         ($0.00)        $0.01
-----------------------------------------------------------------------------

------------------------
MEMO:
-----
Restatement Expenses
Included In Oper Exp

 Q1'03            $5.3
 Q4'02            $5.1
------------------------

                                                -----------------------------
                                                Unaudited - Subject to change
                                                -----------------------------

                                       18

[symbol LOGO OMITTED]  Confidential


STATEMENT OF OPERATIONS - Q2 2003
----------------------------------------------------------------------------


-----------------------------------------------------------------------------
                                Q2'03        Q1'03           Q2'02
$US MILLIONS                               As Restated     As Restated
-----------------------------------------------------------------------------
Product                          289            303              250
Services                          86             76               77
                                  --             --               --
Total                            375            379              327
---------------------------------------------------------------------------
Gross Margin                     154            160               97
                                41.1%          42.2%            29.7%
---------------------------------------------------------------------------
Operating Expense                146            136              161
Stock Options                     --             --              (28)
Other                             (3)             1               (1)
Earnings/(Loss)                   11             23              (35)
  Before Tax
---------------------------------------------------------------------------
NET EARNINGS/(LOSS)                9             18               (8)
---------------------------------------------------------------------------
EARNINGS PER SHARE
  Basic                         $0.04          $0.08            ($0.04)
  Diluted                       $0.04          $0.08            ($0.04)
---------------------------------------------------------------------------


-------------------------------
  MEMO:
  Restatement Expenses
  Included In Oper Exp

  Q2'03                   $14.5
  Q1'03                   $ 5.3
  Q2'02                   $ 1.0
--------------------------------


                                                -----------------------------
                                                Unaudited - Subject to change
                                                -----------------------------

                                       19

[symbol LOGO OMITTED]  Confidential

BALANCE SHEET - 2003
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
                            Q2'03          Q1'03           Q1'03        Q4'02
$US MILLIONS                        As Reported    As Restated    As Restated
-----------------------------------------------------------------------------
Cash                      98             99              99              76
Receivables              124            134             228             153
o  DSOs                   30             32              58              38
Inventory                207            236             310             261
o  Turns                   4.2            3.7             2.8             3.4
Other Current              207            209             246             214
                           ---            ---             ---             ---
Total Current              636            678             883             704
   Assets
Fixed Assets               206            205             220             208
Other                      626            611             607             615
                           ---            ---             ---             ---
Total Assets             1,468          1,494           1,710           1,527
-----------------------------------------------------------------------------
Current Liabilities        330            391             369             361
Long Term Liabilities      141            125             120             210
Equity                     997            978           1,221             956
------                     ---            ---           -----             ---
Total Liabilities &      1,468          1,494           1,710           1,527
   Equity
-----------------------------------------------------------------------------


                                               -----------------------------
                                               Unaudited - Subject to change
                                               -----------------------------


                                       20


[symbol LOGO OMITTED]  Confidential


[symbol LOGO OMITTED]



CURRENT STATE OF BUSINESS





REVENUE DISTRIBUTION BY SALES THEATER
-----------------------------------------------------------------------------


                                  [PIE CHART]

                                     Q1'03

                            7.0%      29.0%     64.0%
                            AP        EMEA      TASS


                                  [PIE CHART]

                                     Q2'03

                            8.0%      27.0%     65.0%
                            AP        EMEA      TASS


                                       22

[symbol LOGO OMITTED]  Confidential

REVENUE DISTRIBUTION BY PRODUCT
-----------------------------------------------------------------------------

                                  [PIE CHART]

                                      Q1'03

  20%               6%                  60%                9%           5%
Scanners       Scan Engines       Mobile Computers      Wireless      Other



                                  [PIE CHART]


                                      Q2'03


   18%               7%                  59%               11%          5%
Scanners       Scan Engines       Mobile Computers      Wireless      Other



                                       23

[symbol LOGO OMITTED]  Confidential


SERVICES ORGANIZATION UPDATE (GSS)
-----------------------------------------------------------------------------


ART O'DONNELL
Senior Vice President, Global Systems & Services

o    Q2 revenue up modestly Q-Q and Y-Y

o    Consolidation of services operations

o    Strategy in place for higher attach rates

o    Continued margin improvement

o    Change in services relative to reseller program


                                       24

[symbol LOGO OMITTED]  Confidential


PARTNERSELECT WORLDWIDE PROGRAM
-----------------------------------------------------------------------------


JAN BURTON
Vice President of Worldwide Channels


                                  [GRAPHIC OMITTED]

                         PARTNERS APPROVED INTO PROGRAM


                 157         149           5032          -492
              Solution     Business     Authorized    Applicants
              Providers    Partners     Resellers      Declined




                          PROGRAM INTRODUCED WORLDWIDE:

                    May 2003                        2004

             o   North America
             o   Latin America               o   Asia-Pacific
             o   EMEA


SYMBOL
PARTNERSELECT
PROGRAM

                                       25

[symbol LOGO OMITTED]  Confidential

NEW PRODUCT INTRODUCTIONS
-----------------------------------------------------------------------------


[PHOTO]   MK 2000 Micro Kiosk


[PHOTO]   LS 2208


[PHOTO]   PDT 8100 XScale(TM)


[PHOTO]   LS 9208

                                       26

[symbol LOGO OMITTED]  Confidential


MC 9000-G
-----------------------------------------------------------------------------

o    XScale(TM) processor

o    Multiple Windows CE versions

o    Three scan/imaging options

o    Wireless networking (LAN, PAN)

o    Platform Modularity - Investment Protection

o    Customizable

o    Highly ruggedized

LARGE COLOR DISPLAY

o    3.8 inch color/mono

o    1/4 VGA

o    Touch panel

o    LED backlit


VALUE-ADDED FEATURES
------------------------------------------------------------------------
o    Voice over IP (future PBX option)

o    Voice dictation/messaging

o    API/SDK for portable printing

o    Full-shift battery life in typical applications
------------------------------------------------------------------------

                                       27

[symbol LOGO OMITTED]  Confidential


J.C. PENNEY COMPANY, INC.
-----------------------------------------------------------------------------


                         SYMBOL WIRELESS SWITCH SUPPORTS
                        ENTERPRISE MOBILITY APPLICATIONS

  ---------------------------------------------------------------------------
   o     Receiving                              o  Ticketing
   o     Cycle counts                           o  Sign making
   o     Return to vendor                       o  Kiosks
   o     Point-of-sale                          o  Portable phones using VoIP
   o     Flash sales reporting                  o  Advanced customer service
   o     Bridal registry
  ---------------------------------------------------------------------------

                         -------------------------------
                         WLAN DEPLOYMENT IN 1000+ STORES
                         -------------------------------

                                       28

[symbol LOGO OMITTED]  Confidential



ALLIED BAKERIES
-----------------------------------------------------------------------------

REAL-TIME LOGISTICS
-----------------------------------------------------------
o    Complete visibility and control of delivery operations
o    Improved customer service and efficiency
-----------------------------------------------------------

SYMBOL PARTNER

-----------------------------------------------------------
                       MICROLISE
-----------------------------------------------------------

                                       29

[symbol LOGO OMITTED]  Confidential



ALBERT HEIJN - ENTERPRISE MOBILITY SOLUTION
-----------------------------------------------------------------------------
ETOS                                              [AIRBEAMSMART(R) LOGO
OMITTED]

                                                  ------------------------
                                                       3200 PPT 2846
                                                  ------------------------

                                                  ------------------------
                                                   700 WIRELESS SWITCHES
                                                     1000 ACCESS PORTS
                                                  ------------------------

------------------------
      430 PPT 8846
------------------------

------------------------
   349 ACCESS POINTS
------------------------


                                                                 ALBERT HEIJN


                                       30

[symbol LOGO OMITTED]  Confidential


SYMBOL WINNING IN PUBLIC SAFETY
-----------------------------------------------------------------------------


------------------------------------    ------------------------------------
 MTA                                     NYPD
------------------------------------    ------------------------------------
 o  Update debit account information     o  Traffic Summons Solution
 o  Track defective EZ pass stations
                                         SYMBOL PARTNER DUNCAN
          ------------
          150 PDT 8146                            -------------
          ------------                            1500 PPT 2800
                                                  -------------

                                           ----------------
                                           SPECTRUM 24
                                           WIRELESS NETWORK
                                           ----------------

------------------------------------
 LAPD
------------------------------------

 o  Pedestrian
 o  Traffic stop
 o  Citation reporting

   --------------
   SYMBOL PARTNER
       VYTEK
   --------------

          -------------
          1200 PDT 8146
          -------------


                                       31

[symbol LOGO OMITTED]  Confidential


NEW REPORTED METRICS, Q3 & Q4
OUTLOOK AND GUIDANCE
-----------------------------------------------------------------------------

                                   [BARCHART]

                        Q4'02   Q1'03   Q2'03   Q3'03   Q4'03
Backlog-Curr Qtr         133     132     102     119     148
Gross Bookings           280     261     271     326
Product Revenue          291     303     289


NOTE:

Backlog - Current Quarter does NOT represent total backlog in aggregate, only backlog scheduled to ship in the current quarter.



                                       32

[symbol LOGO OMITTED]  Confidential


THANK YOU
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------
THE PHONE LINES ARE OPEN FOR QUESTIONS
-----------------------------------------------------------------------------


---------------------
DIAL IN PHONE NUMBER:
1+(719) 457-2645
---------------------


                                       33

[symbol LOGO OMITTED]  Confidential

















                            EXHIBIT 99.3

                      SYMBOL TECHNOLOGIES
                  Moderator: Mark Greenquist
                    10-08-03/4:00 p.m. CT
                     Confirmation # 610777


Operator: Good day, everyone. Thank you for holding, and welcome to today's Symbol conference call. Today's call is being recorded.

          At this time for opening remarks and introductions, I would like to turn the conference over the Mr. Mark
          Greenquist. Please go ahead, Mark.

Mark Greenquist: Thank you. Thank you for joining us for today's teleconference and online conference.
          Some of you may be having difficulty locating the presentation on our Web site. You should go to www.symbol.com/investors. Then click on Webcast. Then you should scroll down to the line Supporting Materials and click on the words at the left - not on the PDF icon - and hopefully that will - that will help you that are having some difficulties.

          OK. So, with us on the call today are Rich Bravman, Symbol Vice-Chairman and CEO, and Bill Nuti,
          President and COO.

          The primary purpose of our call today is to bring you up to date on Symbol's operating results and the status of the Company's internal investigation. We'll also provide you with some news of some key customer wins as well as progress on our organizational build-out. We have opened up the conference line for two-and-a-half hours to allow us to thoroughly explain to you this information and also to allow ample time for Q&A.

          Before we start, a brief disclaimer reflecting the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. For those of you not on WebEx, I'm now on slide two. Displayed on the screen is the customary Safe Harbor Provision. Beyond that, let me caution that the numbers that we are providing on today's call and in today's news release are unaudited. We believe, however, that these reported results accurately reflect in all material respects, the results that will be reported in our 2002 Annual Report on form 10-K, as well as forms 10-Q for the first and second quarters of this year.

          As you all aware, we have not filed our December 31, 2002, year-end results with the SEC, as we're finalizing the document and our external auditors are completing their audit. We are working extremely hard with our external auditors to bring these matters to a close as soon as possible. And upon approval of the 10-K, as well as the 10-Qs, by Symbol's Board of Directors, we will file them with the Commission. However, at this point, we're not in a position to provide a timetable for those filings and until the audit is complete and the documents are filed; these results are subject to change.

          Now, during the course of this conference call, we may make projections or other forward-looking statements regarding future events for the future financial performance of the Company. Such statements are just projections and actual events or results may differ materially. Likewise, as we previously disclosed and reiterate here, while we're comfortable with the accuracy of the numbers we're presenting today, these numbers are subject to change as a result of the audit. Any forward-looking statements are further qualified by risks and uncertainties identified in filings Symbol makes periodically with the SEC. Copies of our SEC filings are available upon request, whereby accessing our company Web site, www.symbol.com.

          Now, I'll turn the mike over to Rich.

Rich Bravman: Thank you, Mark, and thank you all for joining us. I'm now on slide three, the agenda. First this afternoon, I'll cover the status of our internal investigation and related matters. And I'll outline for you, our progress toward our financial restatement and briefly discuss some recent key additions to our leadership team. Following my update, Mark will come back with a drill-down on the unaudited restated financials, both the restated numbers for 1998 through 2002, as well as results for this year's first and second quarters. Then, Bill will provide detail on progress in our various markets, updates on some Symbol products and programs, several key customer wins and a look at third quarter guidance. And of course, we'll open the line for your questions.

          While we believe that we are in the final stages in the restatement process, it is not yet complete. Nevertheless, we felt it important to hold this conference now to give as much visibility as possible to the current state of our business. We've approached the investigation and restatement processes with urgency and a commitment to thoroughness and accuracy. Details of our efforts will be included into my later remarks. I can assure you, however, that during the time they've been underway, the vast majority of the Company has been focused on laying the organizational groundwork to allow Symbol to scale for future growth. Planning and developing innovative solutions for our customers going forward and bringing new products to market, and importantly booking orders for our products and enterprise mobility solutions. Bill will tell you about some of those wins today and in this quarter and next, you can anticipate the introduction of some exciting new products.

          The earlier reported Securities and Exchange
          Commission and Department of Justice investigations are continuing, and will continue to provide updates on the course of these investigations as events warrant. My remarks today as well as those made by Mark are intended to comprehensively cover what we've learned as a result of our internal investigation and restatement process. And I believe we'll be able to answer all of your questions regarding what happened, the restatement's causes, and its impact on our numbers. However, as the SEC and DOJ investigations are ongoing, we cannot and will not discuss specific transactions or the role of specific individuals in past inappropriate or illegal activities, and we won't be able to elaborate on those details in today's Q&A.

          Now, on slide four. As this slide depicts, there previously existed in the Company, an atmosphere and culture that we believe allowed for and fostered a working environment that ultimately lead to the difficulties we're now working so hard to correct. The admission of fraud by two former company financial executives, underscores the serious nature of the problems that existed at the Company. In short, company executives during that time period were overly aggressive in setting and sales earnings growth targets, which lead to increase pressure to achieve results and an exceedingly short-term focus.

          In addition to this quarterly pressure, poor integrity in the execution of accounting activities and a range of operational deficiencies such as poorly integrated processes and systems infrastructure, combined to result in the introduction of a wide array of errors and irregularities in the Company's books and records.

          A combination of these and other factors resulted in a range of inappropriate activities in sales, services, operations, and finance. In that period and in that environment it seems, when the facts didn't support the immediate objective the facts were interpreted to achieve the desired outcome. And during that timeframe, the environment was such that individuals who may have spoken out against these practices likely were ignored, overwhelmed, or driven out of the Company by certain former senior executives. There was a pattern of learned, bad behavior in the ranks. This is what our work over the past year-and-a-half discovered.

          Now, let me turn to a brief description of how. Slide five. Symbol learned in early 2001, that the SEC was initiating an inquiry into the Company, triggered by an anonymous letter they received earlier. The Board ordered an investigation of revenue recognition practices related to this inquiry. We learned much later that as a result of the apparently intentional actions of one or more former company officers during this initial internal investigation, it was rendered superficial and ineffective and that the Board was mislead regarding its conduct and findings.

          Late in 2001, the Senior VP for Worldwide Sales exited the Company. Later, in February of 2002, the Board asked for and accepted the resignation of then CEO and President, Tomo Razmilovic. I was appointed President, Jerry Swartz reassumed the role of CEO, and plans to recruit an executive partner for me was set in motion by the Board. These efforts resulted in Bill Nuti being appointed to the President - to the post of President and COO in August 2002, and my assumption of the duties of CEO and Vice-Chairman at that same time.

          Let's look back again to the first quarter of 2002, when the Board hired a second external, independent legal firm to undertake a complete and autonomous investigation. They, in turn, brought on board a forensic team from an external auditing firm to assist that investigation. While this investigation ultimately proved to be effective in revealing the problems I summarized earlier, its early progress was initially hindered by an apparent cover-up effort by a former senior officer of the Company. That officer and others were subsequently exited from the Company.

          As the second investigation progressed, we: fully and extensively cooperated with the SEC and the U.S. Attorney's office; accumulated the data toward the eventual restatement of our financials and simultaneously took steps to exit from the Company, those individuals found responsible for inappropriate activities; correct internal procedures and methodologies; build a culture of integrity; and lay down the processes and systems infrastructure required to scale Symbol for growth.

          Slide six. The investigation has been an enormous undertaking, involving hundreds of people, tens of thousands of hours of effort and tens of millions of dollars of expense. Here you can see the scope of the undertaking. The outside counsel conducted more than 200 interviews with current and former employees and hundreds of thousands of e-mails, documents and invoices were examined. We reviewed and evaluated Symbol's historical business with more than 200 channel partners and examined and analyzed tens of thousands of accounting entries, including a substantial portion of the entries related to the recognition of revenue and the booking and releasing of reserves.

          In specific accounts that the investigation had flagged as problem areas and where prior management had inappropriately applied its discretion and judgment, we literally reconstructed activity in those accounts entry by entry. It's been thorough and yes it has taken considerably more time than any of us would have imagined when it got underway 17 months ago. I regret that I did not fully anticipate the extent to which this would be a process of discovery, and that we've had to change our estimates for completion of our work on several occasions. I take full responsibility for this and appreciate your patience.

          Throughout this process we've endeavored to deal aggressively with issues as they emerged, while simultaneously working on a foundation for a strong Symbol going forward. Let me assure you that the Company's Board, the current leadership team and I personally are very committed to setting this right. Definitively putting the issues uncovered through our investigation behind us and realizing the potential that we know is inherent in Symbol.

          Slide seven. During the last year, with the support of the Board, Bill and I have been building out our new leadership team with some key senior executives. Most recently the additions of Phil Juliano as Chief Marketing Officer. He joins us after seven years in key marketing positions at IBM and a wealth of experience in technology marketing. And Peter Lieb as General Counsel. Peter joins us from International Paper, a $25 billion company where he was Deputy General Counsel and Chief Counsel for Litigation. Earlier in his career he served as a Federal prosecutor as well as a law clerk to Supreme Court Chief Justice, Warren Burger.

          His experience spans the facets of corporate governance, intellectual property, (M&A) and both criminal and civil litigation. This chart shows the current, new leadership team that the Board and I are extremely proud to have assembled here at Symbol. Of the 14 key management positions shown here, eight are occupied by executives recently recruited to Symbol. These appointments have been made not only with the immediate goal of corrective action where required, but also with the objective of today, building the Symbol that will take us securely, confidently, proudly and profitably in to the future.

          In addition to building out the executive leads, in the last 18 months, we've also significantly supplemented the management ranks at the next level; installed the fundamentally new management system and planning process. Use them to create a compelling new vision for Symbol's role as a leader in enterprise mobility and to drive significant gains in operational excellence and financial performance. Installed a new go to market strategy, anchored by a scalable, channel partnership program. (Conceived) an initiated new technology and product development programs aimed at realizing our vision for end-to-end enterprise mobility. Made significant gains in our supply chain performance. Restructured our services for productivity and our global products group a more responsive market facing model and are articulated and drove a new culture focused on integrity, excellence, innovation, commitment, and customer success.

          Beyond driving these strategic initiatives, we are working with the Board to strengthen its structure, membership, and procedures to effectively play its crucial role in our future development and governance.

          Now, on to slide eight. Now, Mark will provide a closer look a the pending restated financials as well as results to date in 2003. Bare in mind that this is the first occasion in which where reporting the results reflecting the impact of the pending restatement. Although the investigation was well underway at the time of our last conference call in April, the characterization of the Q1 results discussed at that time didn't include any of the impact of the pending restatement that you'll see today.

          That said, I'll turn it over to Mark.

Mark Greenquist: Thanks, Rich. And thanks again for all of you for joining us today. As you might imagine, we've had discussions at many levels around the decision to report unaudited numbers. And because we believe the transparency and frank disclosure are the right way to go, we felt it was the right move in order to help you understand the current state of the business.

          As Rich mentioned earlier, this restatement was a process of discovery, and the more we peel back the onion, the more the Company realized the pervasiveness of the accounting issues that needed to be addressed and rectified. With the advantage now in hindsight, I can characterize the restatement this way: first, we now understand that Symbol's accounting issues were more pervasive and reached further back into the Company's history than originally thought. That said, while the issues were extensive, they were nevertheless pretty straightforward, mostly involving the acceleration of revenue recognition and the deferral of costs and expenses.

          Second, because of the wide range, pervasiveness, and long duration of the issues involved, the task of unraveling everything was more complicated and complex than originally thought.

          And third, the task of investigating such a large number of transactions over such a long period of time, was further complicated by the fact that the records hadn't been kept with the thought in mind that someday we'd have to reconstruct and analyze, end-to-end, all of these transactions.

          Just to give you some perspective on the breadth of the impact of our work to date, ultimately the restatement process affected substantially all line items of the Company's financial statements from 1998 through 2002.

          Now, moving to slide nine. That being said, I can essentially categorize the impact in to six key areas of focus. They are revenue recognition, inventory, accruals, reserves, and prepayments, acquisitions and investments, restructuring, and stock options. Let me take a moment to briefly discuss each of those.

          Number one is revenue recognition. The investigation showed that the Company consistently recognized revenue earlier than appropriate and recorded erroneous revenue during the restatement period. Restated numbers you're seeing today reflect the proper recognition of revenue in accordance with (SAB-101).

          Second. The investigation uncovered numerous errors and irregularities in the area of inventory, including reserves for excess and obsolete inventory. In order to correct these, we restated (E&O) reserves using a consistent and objective method, which has resulted in generally higher levels of (E&O) reserves throughout the period covered by the restatement. I should also note that the inventory write-downs that were previously recorded in the fourth quarter of 2000, as well as the third quarter of 2001, had been reversed and therefore don't appear in the restated numbers.

          Third, accruals, reserves and prepayments are areas of judgment where we found numerous problems. As part of the restatement, we've reviewed all of these areas and made appropriate changes to the previous accounting.

          Fourth, we found errors and irregularities related to the accounting for the Company's various acquisitions and investments. We've reviewed these transactions one by one and, as part of the restatement, made the appropriate changes.


          Fifth. Restructurings. We encountered numerous problems in the accounting for the Company's various restructurings throughout the time period. As part of the restatement, we've reviewed all of these restructurings and made appropriate changes.

          And lastly, the issue of stock options as reported in our August 29th news release, we discovered errors and irregularities in the omission, administration of our executive stock option program. These irregularities have triggered variable or market-to-market accounting for a certain portion of the options, which is reflected in the restated numbers.

          Now, before we jump right in to the full income statement, we'd like to review some of the key line items starting with revenue.

          Now, moving to slide 10. As you can see on this chart, during the five-year period 1998 through 2002, the Company generated just over six billion in revenue. However, the restated revenue is cumulatively 230 million less than previously reported, with fiscal year 2000 being the most troublesome period. In 2000, previously reported revenue was $234 million higher than the restated revenue.

          There were a number of primary drivers to these changes to revenue. First, we analyzed our service revenue of the restatement period, and when we applied (SAB-101), the recognition of that revenue, we encountered many difficulties in determining if persuasive evidence of an arrangement actually existed. As a result, we've adopted a building collected approach to recognizing service revenue, which essentially means that revenue is not recognized or deferred contract revenue does not begin to amortize until cash has been collected from the customer.

          Second, as we analyzed and evaluated our channel partners, we discovered that many didn't have sufficient economic substance such that we would be reasonably assured of payment. In short, they could not pay for product acquired from Symbol without reselling it to an end user. As such, for sales through these channel partners, we have also adopted a building collected approach to revenue recognition, hence deferring the recognition of this revenue until payment is received from the channel partner.

          Third. The sales through our distribution partners here in North America, we've adopted a sales out approach to revenue recognition. Going forward, we intend to have all sales through distribution on a sales out basis starting in 2004.

          Fourth. There were numerous timing related adjustments for items like extended payment terms,
          (FOB) destination transactions, staging
          transactions, as well as bill and hold transactions.

          And finally, the other line represents adjustments to revenue related reserves such as credit (member) reserves as well as adjustments to correct for inappropriate transactions such as the candy deals, referred to in the SEC complaints or investment related revenue transactions such as the air (click) transaction, which was entered into in the second half of 2000. As you can see, these sorts of transactions were primarily concentrated in fiscal year 2000.

          Now, moving to slide 11. Now, let's turn to gross margin. As you can see in this chart, in the cumulative five-year period, the Company generated just over two billion of gross margin. However the restated gross margin is cumulatively 101 million less than the previously reported gross margin. There are four main causes for this reduction in gross margin.

          First, the retiming of more than 200 million of revenue caused a 226 million reduction in gross margin over the restatement period. The very high flow through of revenue loss to gross margin is explained by the relatively high margin impact from the revenue losses in 1998 through 2000, only being partially offset by the relatively low margin on the revenue pick up in 2001 and 2002. Also as we mentioned previously, we re-evaluated the level of inventory reserves and generally increased inventory reserves across the restatement period. As you can see in this chart, these incremental charges for inventory reserves adversely impacted gross margins for most periods.

          Offsetting the negative impact of revenue retiming and inventory reserves, we have reversed the amortization of previously capitalized engineering expenses. In this regard, the Company had inappropriately capitalized period engineering expenses and then amortized those capitalized those expenses through gross margin in later periods. The reversal of this practice has a beneficial impact to gross margin in every year of the restatement period. As you'll see on the next slide, though, there's an offsetting increase to operating expense from this change.

          Finally, as we also mentioned previously, we have analyzed the accounting for the Company's previous restructuring charges and we've made numerous adjustments to the accounting for these charges. Here you see the impact of those adjustments on gross margin. A cumulative increase of $35 million over the restatement period.

          Now, moving to slide 12. Now, let's turn to operating expenses. As you can see on this slide during the five-year period, the Company incurred just over two billion of operating expenses, excluding the impact of variable accounting for stock options, which I'll address on the next slide. The restated operating expenses are cumulatively 237 million higher than the previously reported expenses, which can be attributed primarily to three factors.

          First, as we discussed on the previous slide, the effect of expensing of period engineering expenses rather than capitalizing them and amortizing them in later periods as a part of cost to sales. Second, the impact from the adjustments made to the accounting for the Company's previous restructuring charges. And third, a number of other adjustments that showed the highest impact in fiscal 2002, due primarily to changes in the timing and amounts of entries to accrual accounts.
          I'm now moving to slide 13. Now, let's turn to the full income statement. We've already discussed revenue, gross margin, and operating expense in detail. Below the operating expense line you can see the impact of variable accounting on the stock option program. To summarize, about 42 million options representing roughly 52-percent of the total of 81 million stock ops granted, are subject to variable accounting during the restatement period. In July 2002, variable accounting for options ceased when irregularities in the administration of the exercise of options was stopped. The cumulative pretax charge to expense, during the period 1998 through July 31, `02, is $230 million.

          One result of these changes to prior period accounting is that restated earnings before taxes were lower than previously reported in 1998 through 2000, and slightly higher than previously reported pretax earnings in 2001 and 2002. However it should be noted, that the 2001 and 2002 improvement was due to the impact of stock option accounting. Excluding that impact, restated earnings before taxes were lower than previously reported numbers in each period. Restated earnings after tax and EPS tracked the same trend as the pretax numbers. That means that excluding the swings caused by the stock option accounting, the restated numbers are lower than the previously reported numbers in each year, 1998 through 2002.

          Now, moving to slide 14. Now, let's turn to the impact of the (team) restatement on the balance sheet. However before we get in to the full balance sheet, let's look at the impact of receivables and inventory. As you can see on this chart, restated receivables are considerably lower than the previously reported numbers, largely because of the adoption of billing-collected accounting for certain channel partners as well as for service revenue.

          As a result, you also see a significant improvement in (DSOs) in each period. The primary factor impacting receivables was the retiming and reversal of revenue. However partially offsetting revenue related impacts was the reversal of a number of balance sheet reclassifications that had been done to give the appearance of lower receivable balances and improved working capital performance. In addition, other adjustments such as adjustments to various reserve accounts also partially offset the revenue related reductions to receivables.

          Now, let's move to inventory. And that's slide 15. Of note here, the restated inventory is lower in 1998, 1999, and 2002, but higher in 2002 and 2001.
          In addition, you'll see that inventory turns have improved versus the previously reported numbers in `98 and `99, as well as 2002, but were worse in 2000 and 2001. The main, the two main drivers of these changes are the reversal and retiming of revenue; hence, product returning to inventory as well as the adjustments made to inventory accounts in particular, reserves for excess and obsolete inventory.

          Now, let's turn to slide 16; the full balance sheet. As you can see on this slide, in addition to the divergence between restated and previously reported receivables and inventory, you'll note significant changes in other current assets and other assets with the differences primarily driven by changes in deferred taxes resulting from the stock option accounting change. Those are the major changes to the asset side of the balance sheet.

          On the other side of the balance sheet, restated liabilities roughly, are roughly in line with previously reported numbers. The main impact of the pending restatement is seen in shareholders' equity which, at the end of 2002, was 956 million, representing a 255 million drop from the previously reported 1.211 billion of shareholders' equity. That's a greater drop than we had previously expected; however, it's important to note that as you'll see shortly, at the end of the June 2003 quarter, shareholders' equity returned to approximately $1 billion in line with our prior disclosures regarding the impact of the restatement.

          Now, slide 17. I know that's a lot to absorb. We'll be happy to answer your questions during the Q&A period, and be aware that these charts are posted to the Symbol investor relations Web site, so you can go there to take a closer look at the `98 through '02 numbers.

          Now, we'll move on to results for the first and second quarter of `03. These next few charts are also posted on the investor Web site. Turning to slide 18. First, let's take a moment to update Q1 2003 results and the impact of restatement on the previously reported numbers. First quarter revenue of 379 million is 22 million higher than the previously reported 357 million, due primarily to better collections of product revenue from channel partners who are now on a billing collected basis. In short, we collected more cash from and as a result, recognized revenue deferred from prior periods with these channel partners than we had sold in to them in Q1, which was our prior revenue recognition basis.

          As restated, this represents a sequential seven million or two-percent increase from Q4 `02, and a year-over-year increase of $60 million or 19-percent versus the year ago quarter. Primarily as a result of this increase in revenue, gross margin - gross margin increased 21 million to 160 million from the previously reported gross margin of 139 million, with sequential in year-over-year increases of 10 and $81 million respectively. Gross margins expanded to 42.2-percent from 40.3-percent in the fourth quarter of `02, and 24.8-percent in the first quarter of `02.

          Now, let's turn to operating expenses. Restated operating expenses increased 5 million to 136 million from the previously reported 131 million. The increase is due to the change in how we account for engineering expenses. As we mentioned previously, the Company is no longer capitalizing period engineering (expenses), and subsequently amortizing that capitalized engineering through cost of sales in later periods. Of note, included in operating expenses is 5.3 million of expense related to the restatement activities in the first quarter.

          As a result of these changes to previously reported revenue, gross margin and operating expenses, net earnings increased $13 million to $18 million from a previously reported five million. And EPS increased six cents to eight cents per share from a previously reported two cents per share.

          Now, we'll move to this year's second quarter results and that's slide 19. Second quarter revenue of 375 million was four million lower than Q1 revenue of 379 million. This sequential decrease was driven by a 14 million reduction in product revenue, partially offset by a 10 million increase in services revenue. Driving these sequential changes are lower collections from channel partners on a bill and collected revenue basis, partially offset by better sales out performance from distribution.

          As you'll recall, the first quarter this year had been a very strong collection quarter for channel partners on a bill and collected basis. Also of note, there was a year-over-year increase of 48 million or 15-percent with a $39 million or 16-percent increase in product revenue and a $9 million or 12-percent increase in services revenue. The lower revenue drove a sequential decrease of six million in gross margin to 154 million. Year-over-year gross margin increased by $57 million. Gross margin shrank one percentage point to 41.1-percent from 42.2 in Q1 `03, but expanded more than 11 percentage points from 29.7-percent in Q2 `02.

          Operating expenses in the quarter increased 10 million to 146 million from Q1 (outbacks) of 136 million. Driving the increase was 14.5 million of expense related to restatement activities in Q2 `03, an increase of about nine million from the Q1 `03 level of restatement expenses. This resulted in net
          - in a net earnings decrease of $9 million - to $9 million from 18 million Q1 `03, and a decrease in EPS of four cents to four cents per share from eight cents per share in Q1.

          Now, let's take a look at the `03 balance sheet, and this is slide 20. Of note here is the Company's continuing progress in managing receivables and inventory, both of which trended lower during the first half of the year. We ended the second quarter with 124 million in receivables, representing (DSOs) of 30 days and down from 153 million at year-end `02. And we had 207 million in inventory, down from 261 million at the close of `02. Inventory turns rose above four in the second quarter, continuing the positive trend that we've seen over the last few quarters.

          On the liability side of the balance sheet, current liabilities continued to drop in the second quarter as a result of the further pay-down of bank debt. We ended second quarter with about 15 million in bank debt, but currently we have nothing drawn against our bank credit facility.

          Finally, as I stated earlier, shareholders' equity at the end of Q2 was roughly $1 billion. In short, Symbol's balance sheet is in excellent condition with nearly 100 million of cash, debt at near zero, reduced capital tied up in receivables and inventory, and substantial shareholders' equity.

          Before handing it over to Bill, let me comment briefly on Symbol's financial performance from 1998 through the second quarter of `03. In light of the breadth of the impact of the restatement as well as the significant reduction in earnings, in the restated numbers over 1998 through 2000, through, 1998 through 2002 period. Basically, the Company made modest amounts of money in 1998 and 1999, and then lost money in 2000, 2001 and 2002.

          However, I don't believe that this happened, because the Company's business model is flawed, rather this was the result of some extraordinarily poor operating decisions; mainly over-producing to meet extremely aggressive sales targets and then trying to mask that over production by stuffing the channel. Absent that sort of behavior, we believe that this can be an extremely successful company. You can see this in the improving financial performance over the past few quarters, as Rich, Bill and team have implemented our management system, bringing improved rigor and discipline to the operations of the Company and moving closer to our goal of operational excellence.

          In addition, I personally believe that we've made significant changes to the culture and environment here at Symbol that will ensure a high degree of integrity and reliability in our financial numbers going forward. We're looking forward to providing you regular updates on our progress toward operational excellence and its positive impact on the performance and financial results of the Company.

          With that, I'll turn things over to Bill, who will provide commentary on the current state of Symbol's business. Bill.

Bill Nuti: Thank you, Mark. We're on slide 21. On the back end of what has been an improved operational performance by the Symbol team, let me extend our sincerest thanks and appreciate to all Symbol associates worldwide for their hard work, dedication, and results over the past year. Our company has been faced with tough internal and external challenges yet, has made solid organizational, cultural and operational progress.

          Today, I'll provide some texture and color on the business from a geographic and product mix perspective, a status report on the progress we're making at transforming our services organization into a world-class operation, and an update on the implementation and roll-out of our channel program, PartnerSelect. Additionally, I'll introduce some of our newer products, discuss significant customer wins, and close with guidance.

          Throughout today's talk, I will also make reference to Q3 bookings performance so as to provide further clarity on business trends. You'll notice that we've not included information about our vertical market and application area splits in today's presentation. We'll return to vertical and application reporting when we have greater confidence in the accuracy of our sales out data, most likely in the second half of 2004.

          I'm now on slide 22. This chart shows first and second quarter revenue split by geographic theatre. Quarter to quarter we saw revenue growth in the Americas expand slightly to 65-percent of sales from 64-percent.
          The drivers were our core retail business as well as strong OEM sales. The Americas, which has been challenged to the lackluster macroeconomic conditions and a weak business investment environment, experienced solid sequential bookings growth in Q3. Improved earnings, a moderate upswing in IT investment, and a management system discipline we have instilled throughout the Americas has had a positive impact on sales velocity. But more importantly, the quality of our bookings and backlog.

          Asia Pacific also saw improved performance as revenue grew to eight-percent of Q2 sales from seven-percent in Q1. Of particular note is the trend of our business in Japan; a traditionally challenging market for Symbol. There we experienced roughly 15-percent sequential revenue growth; almost 50-percent year-over-year growth and good bookings velocity in to Q3. The counter trend was EMEA, where revenue declined to 27-percent of total in Q2, down from 29-percent in Q1.

          In Europe, Q2 sales were impacted by necessary and important operational changes. In particular, the full implementation of our management system as well as significant changes in organization; particularly sales leadership, finance, and channel management. We expect that the re-building of our EMEA leadership team combined with the full implementation of our management system and focus on our growth strategy will yield improved results in the coming quarters. Although there is more work to be done in EMEA, we look forward to reporting on our progress in the future.

          I'm now on slide 23. This chart, depicting a simple revenue breakdown by major product area, illustrates a relatively consistent sequential product mix. However, our wireless networking business unit did experience a solid quarter-over-quarter revenue growth in Q2, expanding to 11-percent of total revenue from nine-percent in Q1. As discussed on previous calls, our award winning wireless switching system has been selected by several Fortune 500 companies as their wireless networking standard, particularly when rolling out enterprise mobility applications or when they need to support (portability) and mobility are key decision factors. As wireless switching continues to mature, it is quickly being adopted by many of our customers over that of earlier generation wireless technologies such as traditional access points.

          Q2 saw a relatively flat, sequential quarter out of our advanced data capture business unit, which combines our scanning and scan engine businesses. As you can see on this slide, scanning was down a bit as a percent of sales due to new product transition within the line of discreet scanner products. However, it was offset by an uptick in our scan engine OEM business.

          Mobile computing, the largest of our three core businesses, also experienced a flat, sequential revenue performance in Q2. Revenue in mobile computing represented 59-percent of Q2 revenue basically unchanged from 60-percent in Q1. Q2 along with our most recent quarter Q3, were also product transition quarters for Symbol and our mobile computing business unit. We experienced several product transitions across our key platforms, while also completing the beta testing process on our newest mobile computing system, code name Gemini. Gemini announced publicly on Monday as our new MC9000-G product line is a groundbreaking product in the world of enterprise mobility. I'll talk more about this product later on in my presentation.

          We're now moving to slide 24. We as a company are committed to bringing the services area of our business up to world-class status. Key to this effort was the addition of Art O'Donnell, a 20-year veteran services management to our senior leadership team. In the three months that Art has been on board, he's already had a positive impact. In particular, he's addressing the transition issue that emerged in the move of our repair/depot center from Chicago to Mexico, as well as shoring up our help desk and technical assistance call centers.

          This chart indicates some of the progress as well as challenges and corrective actions that we faced and/or have aggressively underway as we speak to drive greater customer satisfaction and correspondingly increase the effectiveness of this sector of the business, and to boost its revenue and profit contribution. As you saw in Mark's slides, the services contribution was up both sequentially and year-on-year. However, we're still not happy with the services attach rates and we're tackling that from several angles. It is also important to note, that most of the progress in services revenue we are reporting is due to the retiming of revenue based on the restatement impact not improved core services performance.

          While services realized a top line improvement, service margins are also starting to benefit from cost savings related to repair/depot consolidation and the opening last month of our new centralized, international repair center in the Czech Republic. Over time, the restructuring work we will continue to do in services, coupled with the introduction of new services products and much improved attach rates, should provide us with an opportunity to enhance customer satisfaction, unlock trapped value, and expand overall revenue growth.

          Now, a quick snapshot of progress in our PartnerSelect program introduced during Q2 in the Americas and EMEA with the Asia Pacific rollout set for 2004. We're now going to slide 25. PartnerSelect is going well. We are pleased with the uptake of qualified partners, the reaction of our end users to our program, the excitement of our authorized partners, and the effect our channel policies are having on selecting quality partners. The count as of last month was more than 5,000 partners approved in to the program, including solutions providers, business partners, and authorized resellers. A positive for Symbol customers, the new channel authorization and certification programs have resulted in slightly fewer but more committed and technically capable partners. And because of our new channel policies, our two-tier distributors are reporting increased Symbol revenues.

          As we've really just implemented this new channel strategy in the first half of 2003, it's too early to see its impact on sales. However, preliminary indications from sales out numbers for July and August, show an improving trend and give us increased confidence that our high-touch, (channel-centric) approach is starting to gain traction. In addition, we have made good progress toward managing inventory in the channel, where inventories in two-tiered distribution are down roughly 30-percent since year-end 2002 and feel that we are approaching optimal inventory balances in two-tier distribution. We feel that progress such as this combined with improving sales out data, demonstrates that the program is starting to show solid improvement and tangible benefits.

          Lastly, it important to reemphasize that we are in the early stages of PartnerSelect and although we are pleased with our progress to date, we know that it will require diligence to make it successful. That said, building a healthy, vibrant channel requires talented people and we certainly have that in our new leader of global channels, (Jan Burton). It also requires courage. The guts to say no to certain channels who do not meet our criteria for authorization. You'll inevitably hear from both constituents as this program matures. In the course of building a disciplined, high-quality channel, the loudest voices will probably be of the latter group versus those that are most satisfied.

          We're now moving to slide number 26. Before I get in to some recent customer wins, I'd like to comment on this week's product announcement, a follow-on to significant product launches earlier in the year and in the vanguard of a number of new products this quarter and next, that are setting the stage for our enterprise mobility systems and solutions growth in the future.

          Here from the top left, is what we call the Information Station; the MK 2000 Micro Kiosk, capable not only of scanning, but also ready to display interactive, full color video and audio messages. This product is useful for the many burgeoning CRM applications going in to the retail space; CRM being customer relationship management. And top right, is the (LS2208), introduced in March incorporating a range of new design ideas, the (LS2208) is the price performance leader in the scanning market today. It's already enjoying strong customer acceptance and is ramping nicely in unit volume.

          At lower right is the compact LS9208 Omni
          Directional Scanner which, because of its high performance decode capability, increases productivity at check out. The LS9208 is our product line replacement for the popular (LS9100), the de facto standard in the projection scanning category for almost 10 years. The LS9208s greatly enhanced features and performance make it a winner. In May, we announced the introduction of advanced imaging and voice-over Wi-Fi in the PDT 8100 XScale, ideal for data capture, data management and communications and the growing enterprise mobility workforce. The PDT 8100, a force in our enterprise mobility lineup of mobile computing products, is ramping well and achieved solid revenue growth in the latest quarter, Q3.

          That brings us to today. We're now on slide 27. This week, Symbol introduced the MC9000-G, an advanced, ruggedized mobile computer that enables plug-in-play customization and convenient expandability for greater customer satisfaction. The MC9000 feature (range) re-sets the bar in the industry. The modularity is customer, developer, and supply chain friendly. The ruggedization reflects the long lifecycle customers expect. The battery performance in unparalleled. The display is bigger and brighter, and it ships as a full system, including software, accessories and options.

          The MC9000 is designed around an innovative standards-based modular platform that is important for two reasons; it lets customers select feature sets for the specific tactical and strategic supply chain application needs, and it provides our customers with an investment protection technology foundation for future solution sets from Symbol. Of particular note is that the MC9000 has been in pilot with a number of customers. In the UK, both Royal Mail and leading food retailer Waitrose and, here in the states, (HEB), one of the largest independently owned food retailers.

          Early response from customers has been very positive with (HEB's Shawn Sedate), Vice-President of the Company's supply chain systems commenting, "We selected the Symbol MC9000-G due to its multiple configurations and support of a wide variety of application architectures that make deploying it enterprise wide much easier than other products. We will be ramping up production of the MC9000 next month, and will keep you posted on its progress."

          Now, some highlights of a few customer wins in the last few months. We're moving to slide 28. As we've discussed on previous calls, expanding our wireless
          (land) infrastructure business is an important objective for Symbol. On our April call, we had said three of the top ten U.S. retailers were beginning to deploy our wireless switch. One such noteworthy deployment here in the U.S. is J.C. Penny. With more than 1,000 department stores coast to coast, J.C. Penny is standardizing on the Symbol wireless switch for in-store enterprise mobility applications.

          We're moving to slide 29. Another area of focus that we've discussed previously is the whole area of mobile, customer relationship management, which includes route accounting, sales force automation, and field service automation. Here's an example of the progress we're making in that business. In the UK, Allied Bakeries, where, with our partner (Microlize), we're rolling out a real time logistic solution covering its nearly 1000 vehicle fleet operating from 21 bakeries and distribution centers.

          Slide number 30. (Albert Hine), the Dutch-based retailer has standardized on a Symbol end-to-end enterprise mobility solution. (Albert Hine) is deploying the unique value added combination of our Symbol wireless switch and our mobile computers for roll-out in both his (Albert Hine) food stores, which comprises 700 locations, and (ATOS), a chain of 430 health and beauty care stores. The two chains in aggregate are installing: 700 Symbol wireless switches; more than 1,300 access ports and access points and 3,600 of our mobile computers; both the PPT 8800 and the PPT 2800. This is a great example of how we're transforming Symbol into a provider of end-to-end solutions instead of just a seller of discreet devices.

          Slide 31. Another key emerging vertical that we've discussed previously and have targeted as a vertical area of focus going forward is government. In our state and local government vertical, we've logged bi-coastal wins in Los Angeles and New York City. The Los Angeles police department is providing Symbol PDT 8100 handheld computers to its officers to automate and improve the accuracy of pedestrian stop, traffic stop, and citation reporting applications. Symbol worked with channel partner (Vi-tech) to develop the applications and deploy the solution.

          You'll see the press release announcing this tomorrow. And here in New York, the Metropolitan Transit Authority is using the Symbol PDT 8100 mobile computer at bridge and tunnel toll plazas. When a vehicle is stopped at a toll plaza, because of a defective E-ZPass, an MTA officer armed with our handheld, is able to scan the E-ZPass and record the information to the city's system so that the driver's account can be debited and the defective E-ZPass replaced. And the system paid for itself in less than a year of deployment.

          You may also have heard the recent news that New York City is deploying our mobile computers to decrease errors associated with issuing parking violations. It's estimated that the Symbol solution will help the city recoup 17 million of lost revenue because of errors associated with handwritten citations. New York City Mayor Michael Bloomberg told "The New York Times" that this would help solve a 20-year old problem. "When parking agents make a mistake, we bill the wrong people and a lot of fines never get collected. Using the technology is an idea whose time has come. Finally, I think we got it right."

          We're now on to slide 32. I'll close with guidance today. A look at a few new metrics we plan to share with you on an ongoing basis and a perspective on our initial guidance, FY `03 guidance of 15 to 20-percent revenue growth against the previously reported 2002 revenue of 1.32 billion. Before I get in to guidance, let me explain the chart in front of you. The first bar in red, illustrates product backlog scheduled for the current quarter on the first day of the quarter.

          Let me go off script here for a moment. I just want to be clear, that you understand that, that is not total backlog, it just is product backlog scheduled for the current quarter on the first day of the quarter. The second blue colored bar shows gross product bookings for the quarter and the third, yellow colored bar illustrates product revenue for the quarter. Net-net, we are going to provide to you each quarter, with our income in current quarter backlog as well as our previous quarter bookings.

          As you can see from the chart, product revenues have been out-pacing product bookings for the past three quarters. Going forward our goal will be to generate product bookings at or above the level of product revenues for the purposes of building backlog and deriving the subsequent operational and financial benefits of backlog visibility.

          In contrast to Q2, you can see that Q3 bookings growth of 20-percent over Q2 afforded us the opportunity to build a Q4 opening backlog of approximately $148 million, scheduled for Q4 shipment, which is $29 million of improvement over the opening Q3 backlog of 119 million; $46 million larger than our Q2 opening backlog of 102 million and $15 million larger than our Q4 `02 opening backlog of 133 million. Opening quarter backlog only tells some of the story as to the underlying product revenue performance of our company.

          You'll note that a significant portion of our quarterly revenue represents same quarter sales turns in a range of 50 to 65-percent in any given quarter. This represents both a risk as well as additional supply chain challenges. More importantly, as you work on your financial models, it will be important to understand that the relationship of incoming backlog, quarterly sales turns, and linearity of bookings all play an integral role in our overall revenue performance. For example, it would not be appropriate to expect Q3 revenues to be 20-percent over Q2 simply because Q3 bookings were up 20-percent sequentially. That said, you can now better appreciate our focus on backlog growth and visibility to our revenue pipeline.

          Fiscal 2003 guidance needs to be adjusted based on our restated 2002 revenue results versus the previously reported 2002 results. Without all of the changes required as a result of the restatement, we most likely would have achieved 12 to 13-percent year-over-year revenue growth, versus our 15 to 20-percent guidance against the previously reported 2002 revenue of 1.32 billion. However, against our restated fiscal year 2002 revenue performance of
          1.398 billion, we now anticipate year-over-year 2003 revenue growth of approximately 10-percent. As is always the case, our guidance may not be a predictor of the actual results that we may achieve. Thank you.

          We'll come back to you in a few weeks to give more detail around our Q3 performance. And thanks for joining us today. We'll now open up the lines for questions.

          Operator, are you there? Do we have any questions?

Operator: I am here. Absolutely. If anyone would like to ask a question today, you may do so by pressing the star key followed by the digit one on your telephone keypad. At this time, we will only be taking questions through the phone lines. Any questions submitted through WebEx will not be answered at this time. Again if you do have a question that you would like an immediate response to, please press star one now.

          And your first question comes from Peter Barry with Bear Stearns.

Male: Hey, Peter.

Peter Barry: I have one very brief question and given your assessment of the restatements as much as you've been able to do that to date, are you able to measure Symbol's real earning power and specifically we know that in the best of times the Company was able to earn an operating margin in the neighborhood of 15-percent, which I think is still a long, or was a long-term objective. Could you speak to those elements and are you able to unequivocally say this company has the capacity to generate margins that are in that neighborhood?

Bill Nuti: Peter, this is Bill. First of all, good to hear your voice, Peter. Let me give you a perspective based on the business model that we have provided to you in previous quarters, which we are very comfortable with going forward. However I want to give you a perspective on that because with the termination of both amortization and consequently capitalized engineering, the business model that we described, Rich and I previously, of 45-percent gross margins, 30-percent operating expenses and 15-percent operating margins changed.

          They changed by about 1.5-percent in either direction, so the new model would like 46.5-percent gross margins, 31.5-percent operating expenses, and the same 15 in terms of operating margins. Both Rich and I and Mark feel strongly that, that we can achieve that model now. In doing so, we think there is a bit more upside, probably more on gross margin and less so on operating expenses in the short-term. However longer term, we remain committed to the 15-percent operating margins that we did describe earlier. So, that should give you a sense for the earnings power of the Company that we see longer term.

Rich Bravman: And Peter, I think - this is Rich. I think if you look year-over-year at the progress made going in to Q1 and Q2 from the prior year periods, I think you see strongly trending direction that indicates progress against achievement of that model.

Peter Barry: And just one final one for me. Do you expect that audit and legal fees of the order of magnitude in Q2 will continue in Q3 and perhaps Q4 as well?

Mark Greenquist: Peter, it's Mark. I don't think that they'll run at the same level as Q2, but they're going to be substantial.

Peter Barry: Likely to end by year-end, do you think, Mark?

Mark Greenquist: I think as soon as we can wrap up the audit and get the you know, get current with the filings with the SEC then they should tail off very quickly.

Peter Barry: And any specific date on Q3 results?

Mark Greenquist: I don't - we don't have a specific date yet, but I'd like to think that we could come back in three or four weeks and be able to give you those results. So, you know, the intention here is to get back on, you know, the regular earnings release in line with the time that we've normally been doing it after the close of a quarter.

Peter Barry: Thank you all for a very comprehensive job.

Male: Thank you Peter.

Male: Thanks, Peter.

Operator: We'll move to Arindam Basu with Morgan Stanley.

Male: Hey, Arindam.

Arindam Basu: Hi, guys. I have one question for Mark and one for Bill. Mark, once the filings are - once the filings are completed, your access to lines of credit will increase, but then they'll be expiring in January correct? And they'll have to be renegotiated. I'm trying to assess or get a sense of how you guys have assessed how that's going to impact your interest expenses as far as you can tell given the types of financing opportunities you're seeing these days.

Mark Greenquist: Well, first of all you know, with regard to the interest expense line, keep in mind that we don't currently have any, any drawings against the facilities, so that should help interest expense. And then we've recently reduced the size of the facility and in conjunction with the banks and that helps the amount of undrawn fees that we're paying. Although, I think in the greater scheme of things, those are extremely minor numbers. I would like to renew the credit facility, which I think should be very doable going in to next year. But you know, if we continue to operate like we're operating, and generating cash then I don't expect that you know, you're going to see a big increase in borrowings and hence interest expense. So, the lines will be redone to give the Company access to liquidity, but that doesn't necessarily mean that they're going to be drawn and as such you know, have us incur interest expense.

Arindam Basu: Right. And just in general, do you think that terms of future lines of credit are going to be easier or harder than your current lines?

Mark Greenquist: Well, I mean, since - from the time that that line was actually negotiated just terms in the bank, market generally have become more expensive. So, I'm assuming that that'll be the case here, but I don't think that's going to be as a result of anything specific to the Company. I think that's going to be driven more by just conditions in the bank credit markets.

Arindam Basu: OK, got it. The second question. Bill, I was a little confused about the products on the application side being difficult to define right now, because I'm trying to figure out how you guys are going to do planning on the service - services side and obviously on the production side as well if the customer applications will pull through isn't clearly definable for a year from now. So, could you kind of talk a little bit about the process for you know, scaling and focusing on the service side when you're still in this channel flux issue when the customer applications aren't so clear.

Bill Nuti: So, Arindam, let me answer it this way. First, we're going to be moving to 100-percent sales out throughout the course of 2004 through the channel and in doing so, we're going to get very good, high quality data out of the channel with respect to vertical markets, in terms of where our product is being placed in the market. And today, we decided that we were going to not provide vertical market in to our applications data, although it's good trending information, it is not to the level of specificity we think will help either you or us internally manage towards that goal. Over time, we will be getting more of the sales out information in `04. We hope to begin to see early indications of that in Q1, but it's more likely a Q2 deliverable. That has little to no bearing, however, on the services business, and what we're doing on the services side of the Company.

          When we talk about services, we talk about two real main factors. First is the repair/depot services which are, is day (to) support. And then, of course, the help desk function, which is a combination of help desk and technical assistance center. Today, we have fairly basic services products that we offer our customers. But we are working on new products and services, advanced services if you will, that when added to the current offerings, will provide us both with an opportunity to drive appreciable financial success we hope in the future, but more importantly greater customer satisfaction out of the services business. We don't count on vertical information today or application information today as it relates to the channel to really drive the services business.

          Am I missing a piece of your question there, Arindam?

Arindam Basu: Well, you know, actually I was referring to the second part of the strategy where you're kind of going to get in to more of a hand-holding consultative approach with customers, and you know, that's going to require some knowledge of the application mix.

Bill Nuti: Got it.

Arindam Basu: So, you could kind of go in to those customers and say, you know, I have idea A, B and C, and I can point out you know, let's say, you know, (DS), (GHL) or J.C. Penny...

Bill Nuti: Sure.

Arindam Basu:... or this European grocery company as an example of somebody that's going to have similar needs as yours, and this is what we did for them on a customized level.

Bill Nuti: So, first, before we make the decision to get in to, if you will the consulting business or that aspect of services, that's a fairly significant business model change for the Company and we have to consider the fact that we also have partners in that business who are very successful and do a wonderful job for our company in that space.

          So, we're not going to be competing with our partners. However, to your point, the one thing we will be doing is looking at advanced services that are more tailored by vertical market to the needs of vertical customers, and that's exactly what we're working on right now, which we hope to roll out in some form in 2004. However, I would not be surprised if you don't see any of those new tailored products until 2005. By that time, we will have been well down the track of sales out and the information that we need to more target that audience.

Rich Bravman: Right. And just one last point (there), Arindam, this is Rich. The information that we have internally does include of course, good drill down domain knowledge and information available real time from the result of our business activities in each one of our verticals. The reason that we held back this time on providing information is because of our concern that it statistically may not be meaningful; it might in fact be deceptive because it's built off of a base of incomplete reporting through our channel on the one hand. And on the other hand, since we're now talking about numbers on a restated basis, the restatement is done in a way that doesn't
          - that doesn't always flow through the previous coding of application and vertical data. So, we were concerned that we might present a distorting view, and rather than do that, we decided to hold off until we're confident that a trend line and a set of data points can be presented that is truly meaningful. But in terms of having the information internally to drive our business, we feel very confident we have that.

Arindam Basu: OK. Well, Rich, if you could put that on a floppy and drop that in the mail to me, I'd really appreciate it.

Rich Bravman: No problem.

Arindam Basu: Thanks a lot guys. I really appreciate it.

Male: Thank you, Arindam.

Operator: Paul Coster with J.P. Morgan.

Paul Coster: Just a quick question - it's for Mark - if I may.
          You previously talked about exiting 2004 with an operating expense base of under 130 million or thereabouts. Is that still an objective?

Mark Greenquist: Well, Paul, we're currently putting together the 2004 plan, as Bill mentioned, with the accounting or engineering expense different, you know, being done differently now. To be honest, I'm not sure that that really is, you know, doable. And I'm not even sure that it's wise to be honest with you, and I think we'll be coming back once we do the 2003 year-end earnings. And I think by then we'll have our `04 plan done, and I think we're going to give you a much better view as to exactly what we believe the right mix is, is, you know, between growing revenue and maybe having incur some incremental expense there versus you know, perhaps, you know, holding back on expense. So, I really can't answer your question right now, is the short way to put it.

Male: Paul, just to further set expectations. Our practice will be to at the beginning of each year, at the appropriate point, provide guidance for that coming year, with regard to a range of bottom line (VS) numbers and a range of top-line growth. And to the extent that there would be an appropriate need to change the guidance that Bill spoke to a moment ago, with regard to the long-term income statement model, we would do so at that time.

Male: I'd just add, though, Paul, that I mean you've got a group of people here that are very focused on improving operating margins and getting to that 15-percent operating margin model. Now, if we don't do it exactly as we said before, you know, I'm not particularly troubled by that. And that's basically you know, what the shareholders pay us for, is to make those decisions as to, you know, what the right balance is and, you know, when we need to step on the brake a bit and when we should be stepping on the gas.

Paul Coster: OK. Where do we stand in terms of the restructuring costs and the restructuring activity?
          Can you give us some sense of sort of what percentage you've completion, where we stand at in 2003? I believe that the costs were going to extend all the way through the year, originally.

Mark Greenquist: And I don't have really an update specifically on what the restructuring costs are likely to be through the remainder of the year, but I do think that there will be some. Because as Bill mentioned in his talk, we're opening up a new service center over in Europe in the Czech Republic, and that will cause us to do some restructuring over there. And we'll likely, you know, have us incurring some restructuring charges. I think though that that right now if I think about the timing, is probably going to be more back loaded; any charges will - back loaded in the year, would be in the fourth quarter as opposed to hitting the third quarter.

Rich Bravman: Yes, Paul. In terms of restructuring activities, they're ongoing in our global services organization. They're ongoing in global sales, referencing Mark's point on EMEA, and those are really the two organizations that we're focused on from a total restructuring perspective. And you're likely to see that move in to first calendar quarter of `04 as well, particularly in EMEA on the sales side of the house. But as Mark said, we'll get a lot more detail to you on the coming call when we can drill down on Q3.

Paul Coster: But relative to where you plan to be by this stage in the year, do you feel like you're on track?

Male: Yes. We're very much on track. And if I had to put it in percentage terms of you, Paul, I'd say we're probably 40-percent through, 100-percent planned.

Paul Coster: OK. Last question, which is on the litigation front. In terms of shareholder lawsuits, do you - have you made any provisions for them and do you see any implications from the restatement as thus far articulated in terms of the impact that it has on them?

Male: Well, no, Paul. So, first, with regard to your first question, we've not made provisions. It is not possible to estimate what provisions would be required and so it's not appropriate to take such provisions at this time. That's the same - as we've reflected in our earlier comments, remains true today.

          With regard to what impact our disclosures today will have on that, I think you can look at it as a step forward towards closure of the process and create the situation within which we can bring that matter; the class action suit to a close at the earliest possible point. This was clearly a required step along the way, and we feel good in having taken it today.

Paul Coster: OK. Thanks very much.

Male: You're welcome. Thank you.

Operator: And next we'll go to Jeff Kessler with Lehman
          Brothers.

Jeff Kessler: Thank you. A couple questions. First, could you just fill us in again, perhaps (elucidate) a little bit on the revenue growth guidance that you gave. I realize that you're talking about on restated base of 2002 of 10-percent. I understand that. Why are you reducing previous guidance from, we'll call the 15-percent area, down to the 12 to 13-percent area for 2003 guidance, pre a restatement of 2002?

Male: So, Jeff, one thing you'll notice is in each of the quarters, both Q1 and Q2, restatement impact on revenues was approximately 32 million, I believe, at the end of the second half. So...

Male: The first half.

Male: I'm sorry, the first half. What we did not want to do is include any of the restatement impact in terms of revenue timing with respect to the guidance that we gave you earlier in the year, which was off of the $1.32 billion base...

Jeff Kessler: Right.

Male: And so, we just wanted to tell you the facts as they are.

Jeff Kessler: OK. The second is, you gave a presentation; a good one of the various, some of the various new products and the markets that these products are going serve. Noticing that a number of these are in non-retail, we'll call them even non-logistics areas. In fact, some areas would be considered manufacturing, some areas could, particularly the public safety area, perhaps other - without going into specifically what these new vertical market percentages may look like, because you're obviously not going to do that at this point, until you get a better trend line. It seems to me that there is a trend to get some of these non - a bigger percentage of your business looking forward, looks to be in some of these non-traditional Symbol areas; areas that you would normally have categorized as either other or perhaps manufacturing.

Male: Yes, that's true, Jeff. So, if my - if our Senior Vice-
          President of Worldwide Sales were here, Todd Abbott, I'm sure he would be explicit in telling you that we're very focused on six key vertical markets, and getting coverage in those six key vertical markets and in the future, penetrating them to the same extent that we have in retail. They are retail, manufacturing, warehouse and distribution, healthcare, government - and I'm missing one more, Rich. Transportation.

Rich Bravman: Transportation.

Male: Transportation.

Male: And so, that is where the current focus in from a vertical market point of view. And your point is correct. We are getting greater focus in those vertical markets. We are winning in vertical markets outside of retail, but what's important for you to really understand is that as part of our five-phase growth strategy that Rich and I, I think, presented to you all two to three quarters ago, this was one of the items we told you we were going to focus on. We have focused on it, and our worldwide sales team is executing extremely well.

          On the flip side of that. If you take a look at what we're doing in PartnerSelect, our channel program, we're now aligning our channels by vertical market to get greater penetration by geography so that we can get greater thrust, not just in to the tier-one space of each one of these verticals, but tier-two and tier-three, which would largely be served through distribution. So, we have had some greater success in sales in other vertical markets, particularly government and healthcare. And as part of our five-phase plan, you're going to hopefully see a better balance over the longer term in to those six key vertical markets that we're focused on today.

Jeff Kessler: OK. One final question. That is, there have been a number of perhaps articles out there about competition in your older space; we'll call it the, perhaps the lower margin scanner based retail business. Competition from some other, from obviously your, the most well known companies, perhaps taking advantage of the dislocations in the PartnerSelect program as they originally started. Can you talk about where you are in your we'll call it, (course) older scanner business and whether or not you have perhaps taken back some share that you may have lost earlier on the beginning of the program?

Rich Bravman: Yes. Jeff, this is Rich. We think we're well positioned with regard to what you heard described earlier as our advanced data capture segment, which incorporates the scanning segments that - you know, from earlier reports. The 2208 product that Bill described in his remarks, we think, in particular, is very strongly positioned to allow us to go after the lower end of the market. It's a great entry-level product. It has really tremendous performance and a great, great price point. Really a breakthrough price point for the kind of performance that's there. Combined with the channel program that Bill described, I think it ideally positions to go back and get that share and it's something that is another one of our key growth initiatives, which is to use our channel, the growing channel share to grow the revenue base of the business.

          And further, I would just add kind of connecting to your earlier question, that while we are very pleased to see that our plans to build growth in additional markets are baring fruit, you shouldn't under estimate the growth potential left in our most core markets; in retailing, transportation, and logistics. There are, we believe very strong opportunities remaining there. You noted the roll out of our wireless switch product by J.C. Penny. There are numerous other opportunities that we could talk about in the same vein that are happening real time in retail and the other traditional core markets, and I just didn't want to leave this impression that we're shifting away from them in any way whatsoever.

Male: Yes. Jeff, the only other remark I'd make on that is we hope to show you or give you some progress report on scanning on our scanning (BU). In the upcoming Q3 call, we did see in Q3, I think, good velocity in that space.

Jeff Kessler: OK. One quick, final question. When are you going to be - I know you said that when you're able to talk about PartnerSelect, you will talk about it. Do you have some idea of when you're going to be able to give us some better clarity on the success of PartnerSelect? Or lack of success for that matter?

Male: So, Jeff, what we're going to do is we're going to give you quarterly updates on how we're doing in PartnerSelect...

Jeff Kessler: OK.

Male: We know that this is something that is very interesting to you all and, by the way, it's extremely important to us, so we monitor it daily, weekly, monthly and quarterly. But you can guarantee that, every quarter, we're going to give you a PartnerSelect update.

Jeff Kessler: OK. Thank you very much. And thank you for the thorough presentation.

Male: Thank you.

Male: Thank you.

Operator: Next, we'll move to Reik Read with Robert Baird &
          Company.

Reik Read: Good afternoon.

Male: Hi, Reik.

Reik Read: Can you guys talk a little bit more about the maintenance service program and Bill as I understand, the PartnerSelect program, you guys are going to be taking more and more of that revenue in-house. How much will be brought back in?

          And then, can you talk a little bit more about some of the advanced areas you might be getting in and what type of growth you're expecting to get out of that kind of day (to) services you talk about it?

Bill Nuti: Sure. So, Reik, today, it's mainly day (to) services, repair center services. Over the course of 2004, we're going to be introducing new products, advanced services products that will hang off of the day (to) support. If you consider it this way, we're going to try to do our very level best to take advantage of our fixed cost infrastructure to drive annuity based advanced services on top of that; both Symbol to the customer and Symbol through the channel, where our channel can re-brand many of these services and also sell them through the channel.

          Our real key challenge Reik is attach rates. Today our attach rates in the channel are abysmal. Meaning when we talk about attach rates, we are talking about the fact that when our sales team goes out and sells hardware, that we sell services at the very same time. At the point of invoice to product, it would be a point of invoice to service. At the point of (PO) for hardware or product, there would be a point (PO) for services against.

          Today, we're really focused on two things. One, restructuring our (GS) organization so we can yield that kind of benefit out of it and that's got to be our fundamental focus. For example, we're still very focused on our repair center consolidation. Some of the challenges that we've had with respect to the move from Chicago to El Paso, the move we need to make from London to Czech Republic. So, very much infrastructure focused. And if you look at it this way, we're focused on people, organization, process, and tools. Throughout 2004, I would expect us to make good progress with respect to day (to) support as our attach rates come up substantially as well as when we announce more of these advanced services capabilities.

          From the point of view of our partners, where we have some discipline in the channel now with respect to services and partners who were once competing against us, we will see some of that revenue flow through over time, but remember, these are annuity based, these are annuity based contracts, that in some cases have not yet even come to closure with some of those partners, so we've not picked off that business as yet. We'll see that happen over the next several years. This is not a three-month transition or a one-year transition; it's a several year transition. But we hope to add over the numbers of those years, substantively to our revenue and top line performance in services.

Reik Read: And as you look out, Bill, a couple of years, where will the services be as a percentage of revenues?
          Have you looked at it that way?

Bill Nuti: We have. And we would like to maintain as top line growth and product is now out-pacing that of services, approximately an 18 to 22-percent range of the business and services. As you've noticed over the last several quarters, services has been approximately 20-percent of our total. We'd like to keep it in that range, but in a world where top line is growing through greater hardware and product traction.

Reik Read: OK. And then I just wanted to ask too; you just talked about the moves that you're making, both to Mexico and the Czech Republic. Can you talk a little bit about the savings that you guys expect? And maybe this is a broader question as you guys talk about expense reduction. And I'll ignore the expenses that you might be making with respect to the restatement.

          What are some of the savings that you'll get from the moves that you're talking about, as well as the last quarter, you talked about getting a greater focus on some of the discretionary expenses. As we move in to `04, how much, how much will be coming out of those expense categories?

Bill Nuti: So, on the services front, the best way I could describe it to you, Reik, is the following. On average - and on a per repair basis, when we were doing repairs in Chicago - the average cost per repair was approximately 27 to 28 U.S. dollars. The move now down to El Paso (Juarez), has got our average, we expect to yield an average repair rate in the 17 to $18 range; approximately a $10 per unit, per repair base.

          The same can be said in the move from London to the Czech Republic, only it's more exacerbated because the cost of both the land and the headcount in London were significantly higher than they were in Chicago. In the move from London to the Czech Republic, we would expect to yield a $13 difference from London to the Czech Republic on a per repair basis.

          So, it is substantial however, the costs associated with this, from a restructuring point of view, and additional expenses will continue to be incurred over the next several quarters. So, I want to balance your enthusiasm with gross margin potentially gains with that of the operating expenses it takes to make some of these fundamental changes. It should contribute a couple of points of gross margin to our top line, once we've completed the transition in total.

Reik Read: And that transition will be completed when, again, Bill?

Bill Nuti: The end of next year.

Reik Read: OK. And then, just a comment on discretionary spending?

Bill Nuti: Discretionary spending actually improved quarter-on-quarter for us in all categories. We've got a good focus across the Company. I don't have the specific figures in front of me, Reik, but I do know that they have improved. The area where they have not improved of course is in the area of the restatement expenses, where restatement expenses as Mark pointed out earlier in Q2, were approximately
          14.5 million. And that was related, I believe, restatement expenses only to consulting and auditing fees - not to the legal side of the that equation, which also on top of the 14.5 million could be restated related. So, that's the area where it throws it off. But if you look at all of the other sub-categories of discretionary expenses, we've improved sequentially and we continue to have a great focus around the Company on that.

Male: You know, Reik, I unfortunately have the fate of being probably the sole area that was not able to improve discretionary spending.

Reik Read: OK.

Male: So, you can imagine I have many interesting conversations with Bill.

Reik Read: I don't doubt it. Guys, thank you very much. And
          I'd also like to add, thank you for your candor and the presentation. Very helpful.

Male: Thank you.

Male: Thanks, Reik.

Operator: We'll move to Chris Quilty, Raymond James &
          Associates.

Chris Quilty: Good evening, gentlemen. You're not actually going to stay on the full two-and-a-half, are you?

Male: Well, whatever it takes, Chris.

Male: Whatever, exactly.

Chris Quilty: OK. Question for you on the EMEA region, where it seems a lot of companies in the industry have actually been getting a lot of traction as of late. Foreign exchange helping that situation somewhat. Is there a fundamental, is it just an organizational issue or is it a product issue that it seems you're losing some ground there?

Male: Well there's a couple of things that I want to point out here. EMEA in Q2 was actually up year-on-year. It was down quarter-on-quarter in terms of percentage of the business, but it was actually up year-on-year. And I would give you a range; I don't have it in front of me. The range was approximately 20 to 25-percent up year-on-year, so I really want to make sure you understand it from a balance point of view.

          Now, that being said, in EMEA we are doing some fundamental changes organizationally. We've replaced the head of the EMEA. We brought in a gentleman by the name of Steve Priestley, who's now running that operation. We replaced our head of sales in the Germanic countries. We replaced our head of sales in the North, and we replaced our head sales in the South. So, a complete shift.

          We also brought in a brand new channel leader in to that team as well. (Four-X) unfortunately doesn't help Symbol all that much. Quite honestly because we do change our pricing local and market and we have a commitment to our channels and our customers to change pricing and adjust it based on the fluctuation of the Euro to the dollar. So, we don't see a lot of flow through benefit from foreign exchange as it relates to top line or gross margin. So, we don't really benefit all that much because we do adjust our pricing.

          The going forward plan for EMEA does involve yet more restructuring as we're going to be moving EMEA to a de-layering. We're actually taking a full layer of the organization out and we're also going to be looking at a shared services model; they're moving to a regional shared services model, which should drive further gains. Today in EMEA, we only have approximately 50 sales headcount on the street, carrying bags, carrying quotas. We're going to hopefully double that over the course of the next six to eight months, simply out of some of this restructuring. Self-funding a lot of this effort and in fact yielding better opex performance out of the team beyond the self-funding of an additional 30 or 40 headcount just through this one exercise.

Chris Quilty: OK. The addition of (X) additional sales people in Europe seems counter intuitive to (Scan Source), which has created a very successful two-tier distribution model in the U.S. and I know they're fielding up an effort over there. Would the direct sales force be a compliment to that initiative? Or you know, is that separate from your activity?

Male: Yes, the issue is we just don't have enough sales people covering the tier-one accounts. And absolutely high-touch, (channel-centric), go to market model is a worldwide focus that Todd Abbott has. This is not just a U.S. focus. So, what we need are tier-one enterprise mobility sales people covering the top accounts, driving demand, creating demand for our products that will be fulfilled through the channel.

          And in fact if you look at Q2 as an example - although we didn't report this today - I want to give you some guidance on this as well, or I want to give you some information. We saw a good solid shift to the channel in Europe, where the channel in Europe was approximately 60 to 70-percent of our total top line and only approximately 30 to 40-percent went through direct. So, we've got to get greater coverage at the top; cover the tier-ones more efficiently. Create demand and drive demand for the channel and make sure that the demand is preferenced, the preference is Symbol.

Chris Quilty: OK. And a final question here. I want to circle back to something that's already been asked at least once on the internal revenue growth. On the comparable numbers, we're looking at a 12 to 13-percent over prior year as restated. And I know you haven't given substantial guidance for `04 yet, but given the weight of your business being in the retailing segment, which hasn't yet really shown a substantial pick up, is that a sustainable growth rate in the absence of a retail recovery going in to `04, by some of the other initiatives? Or do you really need a little bit of help from the retail segment?

Male: So, first and foremost, we're going to come back to you with our guidance in on the Q4 call, we're currently going through our `04 planning process, which is going to, out of that is going to fall out our go to market and business model in to next year. So, we'll come back to you in terms of what we think the growth rate will look like in `04.

          That being said, I just want to correct one thing that you said. The 12 to 13-percent year-over-year guidance was on the reported 2002, 1.3 billion not the restated 1.398 billion, which is where we've restated guidance to 10-percent above the 1.397 billion.

Chris Quilty: Too many numbers. I misspoke.

Male: That's OK. No worries. I just want to make sure we were clear on it.

Chris Quilty: OK. Thank you very much.

Male: Thank you.

Male: Thanks.

Operator: Dick Davis with Richard W. Davis.

Dick Davis: Yes, congratulations on a very good presentation.
          I think I mostly understand it, but on the revenue numbers, are you saying that the revenue estimate for this year should be in the neighborhood of a
          1.537 billion, which is roughly 10-percent more than
          1.398 billion?

Male: That's correct.

Male: Exactly.

Dick Davis: OK. And does that, assumes that the third quarter will be North of the second quarter, is that correct or am I incorrect? Or aren't you saying?

Male: I think that what's fair to say there Dick, is that in the second half, we expect to generate enough revenue in the second half of the year to get to that 1537. We don't want to give you guidance on Q3 at this moment in time. We want to come back to Q3 in a few weeks. But what's I think important to yield out of this discussion also is the fact that of the 1.537 a portion of that, approximately $50 million is going to be derived from restatement impact coming in to the year to restate the revenue.

Dick Davis: Oh, I see. I see.

Male: That's the difference, Dick. I think you're struggling with from the 1.537 to the 12 to 13-percent above the 1.320.

Dick Davis: OK.

Male: Yes, Dick, I mean, you know, last year if you look at the restated versus reported, you know, there's a $78 million pick up to 1.398 from 1.320. And so, what - you know, what Bill's saying is that there, when you look at the changes that were made, there's less of a pick up going forward, which is actually pretty logical if you're looking at the receivables as well, because some of the pick up is due to better collections, and as a result with these bill and collected customers, it tends to increase the revenue over the prior way we were recognizing it.

          But as we clean that up, as receivables come down, you know, then really on a going forward basis, it ends up being that the difference between how we're recognizing revenue now on an ongoing basis versus how we were doing it before, becomes actually quite small - might bounce around from quarter to quarter, but over time, it shouldn't really matter.

Male: And lastly, Dick, I'd just call your attention as you're trying to get a picture for what the second half looks like, call your attention to the information that Bill presented with regard to bookings and backlog. That's the information that we'll be providing on an ongoing basis to help answer those type of questions.

Dick Davis: Oh, very good. One other question. Relative to the new, two-tier distribution system. Does this mean that if we use say, (Aznet) as an example that you sell to (Aznet). And then, (Aznet) may sell to some second and third-tier distributors who might not be financially as good condition as you'd might like, but they may (Aznet) in itself, may offer them terms to sell your product. Do I have that sense right, or am I wrong?

Male: Well, in those specific circumstances where there are thinly capitalized smaller value added resellers that do business with distributors, our distributors have the choice obviously of how they want to work with those individual (bars). Whether or not they change their terms or how they do business with them is of their own volition.

          However your point in terms of how the two-tier actually works is correct. Our two-tier distributors sell to a number of our resellers which measure in the thousands, Dick. And then in terms of sales out, what we get from an (Aznet) if you will to use them purely as an example, would be sales out in terms of where they actually sold that kit, where it landed at the end of the day.

Dick Davis: Got you. Thank you very much.

Male: Thank you.

Operator: And we'll move to Scott Ciccarelli, Harris Nesbitt
          Gerard.

Male: Hey, Scott. You there?

Male: Scott?

Male: Are you on mute, Scott?

Operator: His line is open. He may have stepped away.

          We'll move to Ted Wheeler with Buckingham Research.

Ted Wheeler: Good evening. Again, great, great detail here and thanks. Just on the numbers that are out here for the revenues. With the, I guess I'm just confused on one point here. The backlog opening numbers that you talk about; the shippable backlog entering quarter, plus the bookings data for the third quarter that you've shown us, would seem to me to indicate some sequential lift in revenues as - go through the year. And you really don't get much when you kind of run through the numbers that you gave us for guidance. Is there some change in the revenues that are not associated with that shippable opening backlog? Is there some change in the rest of the year from what we've seen so far to account for that seeming discrepancy?

Male: No. Ted, on this chart, what you're really seeing in Q4 in the opening backlog is simply the effect of the 20-percent sequential bookings growth we had in Q3 over Q2 adding to our backlog position. The other point I want to make - again, I want to really re-emphasize this - it would be a mistake for you to assume that Q4 revenues or Q3 revenues would be 20-percent higher because we had a 20-percent sequential bookings growth in the quarter. Remember, our goal is to build backlog. It really is important to us. If you take a look at our supply chain today, Ted, the better backlog visibility we have, the lower cost it is for us to do business.

          Now, the con-side of that equation is you do grow lead times in terms of your ability to meet customer demand and we've got to balance those two worlds. That's what we're working on right now as a team to figure that out. But the greater backlog we have, the more visibility we have, the lower cost it is for our company to do business across our entire supply chain.

Ted Wheeler: Well, if we call that backlog - the visible backlog that you're just describing, wouldn't that be the backlog that's not shippable in the quarter that's coming up? In other words...

Male: Oh, I see what you're saying Ted, so here's...

Ted Wheeler: Yes.

Male: So, here's what you're missing, Ted. We have changed our bookings rules in the Company. We've tightened them up dramatically. So, backlog in the our quarters has come down fairly significantly. We now have bookings rules of six month (intervals), so basically what that means is; we've sharpened up our bookings rules. Where we used to have bookings rules that would allow you to bring in a booking and we would actually slate in backlog in the out years, what we now do is take a booking only that can be realized in revenue over a six-month period.

Ted Wheeler: OK.

Male: So, you're out quarters of backlog will be smaller. So, we have a very solid six-month backlog with which we're showing you here is the opening backlog for Q4. What you're not seeing is the opening backlog for Q1.

Ted Wheeler: Right.

Male: We had them backlogging in Q1. That could be, I think, where the confusion is.

Ted Wheeler: OK. But what you're showing us here, what you expect out of backlog to ship in that quarter?

Male: That's correct.

Male: Right.

Male: So, the 148 million we're showing in Q4 is all scheduled to ship in Q4. That doesn't...

Ted Wheeler: OK. But yes.

Male: ... mean it's all going to ship.

Ted Wheeler: Scheduled only. OK.

Male: Scheduled only. Now, a couple of things could be the case here. A customer could push out a shipment. That does happen when rollouts get delayed. And then we will simply move that backlog and adjust it to the next period. The other thing that could happen with backlog is with respect to not just moving it out, because customers decide they don't want to ship it, we could have supply chain challenges and not be able to meet the demand that the backlog suggests and that may move out because of our own inefficiencies and operational deficiencies.

Ted Wheeler: OK. OK. But assuming those things are linear and are comparable, the backlog that was shippable in the second quarter was slightly north of 100 and for fourth quarter...

Male: Correct.

Ted Wheeler: ... approaching 150...

Male: Exactly.

Male: That's correct.

Ted Wheeler: ... which is kind of getting to the question I started out with about sequential revenues. They're seeming to be flat rest of the year and yet that shippable backlog is discernibly up. Now, the other revenues I realize that don't flow through backlog and you talked about that. So, that was sort of my question.

Male: So, yes, the issue there again is we are consciously going to build backlog for the remainder of this fiscal year going in to it. We also have been running the business at a lower book to build than we would have liked to run it, so we have some catch up there to do as well.

Male: And lastly, the effects of the restatement were higher in the first half of the year than they will be in the second half of the year. That explains the full situation as you described it, Ted.

Ted Wheeler: Oh, OK. OK. That was my next, and then just to nit-pick. On the second quarter, you had some other income at a very low tax rate. What should we think about the rest of the year just in terms of the other income and the tax rate?

Male: With regard to the other income, keep in mind that you've go you know, between the operating expenses, stock options, I've got the interest in there as well, so - you know, as debt's been paid down.

Ted Wheeler: So, that might just continue I take it?

Male: Well yes, you've got debt paid down and unless we as we were talking earlier on the call, unless we were going to ramp, you know, debt balances up, which I don't foresee, you know, you wouldn't have that interest expense going forward. And then with regard to the tax rate, that's really an artifact of the - of relatively low pretax book income. You know, you've still got the permanent differences between the statutory rate and the effective tax rate. Those amounts really aren't driven by the amount of income, and therefore they have a bigger effect on the effective tax rate when you get to lower book income numbers. Is that clear?

Ted Wheeler: All right.

Male: You know things like research...

Ted Wheeler: Yes, I understand...

Male: How to get tax credits and stuff like that.

Ted Wheeler: Yes, I understand how we got there. My question would be is that a good (bogie) for going forward for the rest of this year?

Male: For the rest of this year? I think it is, yes.

Ted Wheeler: OK.

Operator: And we'll attempt to move back to Scott Ciccarelli with Harris Nesbitt Gerard.

Scott Ciccarelli: Hi. Can you guys hear me this time?

Male: Yes, we can.

Male: How are you doing?

Male: We got you, Scott.

Scott Ciccarelli: Hi, sorry about that. I guess this was kind of following up on Ted's question a little bit. Has there actually been a change in the accounting for your revenue recognition? Because I guess I'm still not clear as to why you're kind of lowering what the revenue expectation is. You know, let's forget the restatements for a second, but on a real current run rate, when the bookings are up, you know, what looked on a relatively sharp basis, and maybe I'm missing the point.

Male: I guess the way I would characterize it is that we haven't changed our revenue recognition policies as much as what we've done is corrected what we think were errors in the past. And we've gone and we've applied GAAP, you know, under (SAB-101), you know, to the revenue recognition, and that's really what's guided us through the restatement.

          So, that - you know, those rules were always there and you know, so basically we should have been looking at channel partners and making sure that they did have the economics, the substance to pay and that they you know, weren't only able to pay us when they sold it through, and if they were, then they should have been on this bill and collected basis all along. And you know, for example, with the services as well, it's the same story.

          So, you know, I don't want to characterize this as like we've gone back and changed accounting policies, because that's not what we've done. What we've gone back and done is created errors, what we've gone back and done is reversed errors in the application of what the accounting policies are. And so, that's recast these numbers.

Scott Ciccarelli: OK. Let me phrase it another way. Has something changed on the fundamental side, where business has slowed down a little bit or is it now that you guys are properly recognizing revenue how you should have done it before, and on that basis this what the new revenue expectation is?

Male: It's the latter. Very much the latter.

Scott Ciccarelli: OK. All right, that makes a lot more sense.
          And then the second question is, you know, as you guys try an move forward in terms of moving to that 15-percent operating margin structure, you know, obviously, you know, the various restatement fees and stuff is you know, let's call that (one-timish) in nature. You know, what is a reasonable timeline to expect that?

Male: I think over the next two to three years.

Scott Ciccarelli: OK, and we move from you know, what is a reasonable range, you know, for next year at this point? I know you guys are still putting together your models...

Male: Somewhere (between)...

Scott Ciccarelli: But you know, what kind of ramp should we be looking for I guess is the question?

Male: Scott, we're going to come back to you in Q4 and absolutely lay out for you, clearly what the guidance will be for 2004. Right now as we're going through the planning process. The point I made earlier, I want to re-emphasize; I think there is a bit more gross margin leverage than we originally anticipated in our business model we provided. But I also think there is a little bit less optimism or more down side on the operating expenses side.

          So, we have a model now that may adjust itself coming in to Q4. We'll provide it to you then. To give you a prediction today of when we get to 15-percent operating margins would be inappropriate. But over the next two to three years, it is this team's intention to reach that business model and we're going to continue along the way to provide you with transparency as to what the guidance is and how we're going to get there.

Scott Ciccarelli: Fair. And then the last question is, you know, you made comments that you're going to move to kind of a (sell) through revenue recognition for your channel partners, starting in `04. Now, what kind of impact should we expect to see in `04 when that occurs?

Male: Well actually as part of this restatement, we're already on a (sell) through for the two-tier distribution here in North America. That's really probably the biggest impact that we would have - you know, that we would have, that would have hit us from going to
          (sell) through on two-tier (DSD) in `04. And what we're going to do is, you know, for the rest of the world go to two-tier, go to (sell) through on two-tier (DSD) in the beginning of `04.

          So, I - long story short, I don't know exactly what the impact is going to be. I don't think it's going to be huge and when we do it, we'll certainly make that transparent to you, but I think the bulk of that change is behind us because we've already done that as part of the restatement for two-tier (DSD) here in North America.

Scott Ciccarelli: OK, so it's not like we wind up seeing a massive drop in revenue, because now we've changed our - we've already kind of assumed all that in to the restated numbers.

Male: Most of it with the exception of EMEA two-tier distribution.

Scott Ciccarelli: Got it. Thanks guys.

Male: You're welcome.

Male: Thanks.

Operator: We'll go next to Laurence Zuriff, Granite Capital.

Laurence Zuriff: Hi. A question on taxes. It looks you probably overpaid your taxes from `98 to 2001; as a result of, you know, improperly recording revenue and then improper earnings. Do you get any of that back in any type of refund from the government, or do you collect any (NOLs) going forward that may have a positive impact on your you know, cash outlays over the next few years?

Male: Yes, we do have - we do have (NOLs) going forward. And you know, there should be some positive benefit, but I don't believe that there's, you know, any ability to go back an get refunds.

Laurence Zuriff: OK.

Operator: Patrick Tenney, Eastbourne.

Patrick Tenney: A couple of quick questions. Can you give us the cash flow from operations for the first and second quarters as well as cap ex and depreciation for those quarters?

Male: Patrick, you're going to see all of that when we - you know, when we file the 10-K and the 10-Qs. You know, I don't have that detail right now, and, you know, once again, you saw the statements and there in some reformat. You know, once we go and finalize the audit, make sure we've got, you know, everything - everything right, then you're going to - you know, absolutely right, then you're going to see those statements in those filings.

Patrick Tenney: Fair enough. Can you give us - how about restated revenue for Q3 `02 and Q4 `02? Do you have those handy?

Male: Hold on just one second. I've given you Q1 and Q2. Just bare with me one moment and I will get you that. So, the Q3 `02 revenue number was 380 million. That was 302 product, 78 services. And what else did you want? The...

Patrick Tenney: Q4 `02 revenue restated.

Male: That was - yes, that was 372 with 291 product and 81 services.

Patrick Tenney: OK. Fair enough. And so, I'll try and ask the same question a different way. I'm trying to understand how, if we're looking at revenue on an apples to apples basis, meaning that the slight change in guidance from the 15-percent year-over-year revenue growth to the 12 to 13. If we're looking at the same accounting, how can accounting be the change of, be the reason for the change?

Male: I don't think that that's what was said. We did not. You know, the change from 15 to 20-percent down to 12 to 13-percent is not driven by accounting. What's driven by accounting is a 10-percent year-over-year growth on a restated basis versus the 12 to 13-percent.

Patrick Tenney: OK, I got that. So, on an apples to apples basis, what's the change from the 15 to the 12 to 13?

Male: Oh, I'm sorry. On apples to apples basis?

Patrick Tenney: So, prior guidance was for 15-percent.

Male: Right.

Patrick Tenney: Now, it's 12 to 13. I'm trying to understand what that change is a result of.

Male: The only change, the difference, sorry. What the change is a result of in terms of why we've taken our growth slightly down?

Patrick Tenney: Yes.

Bill Nuti: OK. So, there's a few key reasons for this. One, I think that from a supply chain perspective, we are a bit more inefficient as a company than we need to be on a go forward basis. Secondarily, we did experience some softness in the business in both Q2 and to a less extent in Q1 also, because Q1 is a traditionally challenging quarter.

          We undertook a tremendous amount of internal change in the Company, some of which as Mark and Rich both pointed out with discovery along the way, had an impact no doubt on the corporation to some extent and the employee base, our customers and our partners, which had a small on impact on this as well. And economically from a business investment perspective, things did not pick up to the extent that we expected them originally to both in Q3 and in Q4.

          And lastly, on the sales front, we could have, in the first half of the year, executed a little bit better against our plan rates. The difference of two percentage points is approximately - however, I'm going to put this into perspective - is approximately $26 million.

Patrick Tenney: Fair enough. In terms of the implementation of sales on accounting as well as I guess now - I'll rephrase. The bill and collected revenue recognition that is now in place for service and product was actually a net positive in `02, right?

Male: That would - that's right. That's correct.

Patrick Tenney: OK. And that was - it looks it was about 30 to $35 million.

Male: Hold on just one second. If we just go back to that revenue slide, (about)

          right. Yes.

Patrick Tenney: That's all I've got for now. I appreciate it.

Bill Nuti: The only other point I want to make with respect to your question was one, it's about a $30 million miss on the $1.32 billion base. We just did a little quick math here. That's the 15 to 13-percent. And the other only point I really want to drive home is our focus on building backlog. That's not an excuse for missing, but is an important element in this discussion.

Male: And Bill forgive me if this is a repetition, but if you didn't mention (CS). I think our plan coming in to this year showed more (CS) growth coming into (203)
          - 2003 over 2003 than what we achieved, Bill did make reference to that in his earlier remarks. I'm not sure if he included it in his answer to your most recent question. That was definitely a part of it as well.

Male: Patrick, did you have another question on the bill and collected for `02 or not? Did I misunderstand?

Male: You turned off for him?

Male: Patrick, are you there?

Male: I think he hung off. Next. Operator, we'll move to the next caller.

Operator: We'll go to Arindam Basu for a follow-up question.

Male: Hey, Arindam.

Arindam Basu: OK. Hi. I just need to clarify something; the response to one of Patrick's questions. So, Bill, you gave four reasons why the revenue guidance is modified. First was softness in the second quarter. Second was weakness in the distribution channel. Third was, yes, a tremendous number of internal changes, and the fourth was the weaker third and fourth quarter business environment. Is that right?

Bill Nuti: Yes.

Arindam Basu: OK. So, the fourth - the fourth point, you're judging - when you make the comment about fourth quarter of `03, you're talking about because of your concern about pre, pre-quarter shippable backlog going in to the quarter?

Bill Nuti: No, what I was talking about there Arindam, was the fact that we had expected business investment in general IT investment to pick up in the second half of the year somewhat. Now, we're beginning to see some of that pick up, quite honestly, with respect to the bookings rate that we showed you today in Q3. But I was talking to the fact that this still a little bit of a show me economy.

          We have cap ex at our customer base that was (baked) in at the beginning of the year. Those plan rates have not changed in our customer environment. Some cap ex in IT investment spend is beginning to show it's way to the forefront based on the backend of improved earnings in the corporate sector, an improved macroeconomic set of conditions that we're working in. But I was specifically to the business environment in Q2 and in Q3 in general.

Male: Let me just to (kick)...

Bill Nuti: Then to Rich's point, I think that Rich had a very important point that the made which was with respect to the (CS) revenue. We had a much higher expectations for customer services revenue coming in to this year than we've actually achieved. Partly that's our own fault, because in the move from Chicago to El Paso (Juarez), we didn't execute as well as we should have, and that did cost us some revenue.

Arindam Basu: OK. And then Bill, on the European question that you had answered earlier, there was a - you know, there were some competitors or people in adjacent sectors talking about some strength in Europe so, and you said that two things, you had a change, you know, a lot, many changes at the top of the sales organizations, and that generally tends to freeze people a little bit.

          And then number two, that you guys don't really generally get the benefit of currency fluctuations because you're operating in local currencies. Right?

Bill Nuti: That's correct.

Arindam Basu: OK, so do you believe that the operating environment in, within Europe where other people are seeing success. Do you think that what they're seeing is only currency related? So, you're not seeing any, do you think there's some inherent improvement in the Europe, European environment in and of itself to the extent that you know?

Bill Nuti: I think it's largely (Four-X) and currency benefits that you're seeing coming out. Now, that being said, we are also encouraged with respect to the forward-looking forecast in Europe. I do think the business environment is improving somewhat, but you're really also talking about a set of macroeconomic conditions throughout the major countries in Europe, for example, Germany where they're very, very challenged.

          So, Europe has a number of recessionary threats and in fact deflationary threats that they're dealing with. We of course have political instability in parts of that world that emanate in to the business environment, but in general to answer your question, I think some of it is (Four-X) related, some of it is improved business environment related and also market share. It is fair to say we probably lost a few points of market share in some of our key markets in Europe last quarter. We intend to win that back going forward.

Arindam Basu: OK, and then, last question. Adjacent to that is the new sales leaders in those markets. So, you've already gotten a sense of a plan from them? They've been in place long enough to kind of give you some sense of a forecast already?

Bill Nuti: You bet.

Arindam Basu: OK.

Bill Nuti: And we've wonderful sales leaders there. We're really pleased. Steve Priestley who now heads up Europe for us. We brought on just great leaders across the board in channel. Also in finance. We've made some sweeping changes organizationally in Europe as - by the way, as we have in all of the sales areas. Todd Abbott has done a spectacular job in restructuring the entire worldwide sales organization and at the same time, keeping the business going in the right direction. We're really proud of his efforts and his whole team.

Arindam Basu: OK, so basically what you are saying I don't really have to kind of model in some modest momentum build. I can basically say that these guys are now on the ground and running.

Bill Nuti: No, I wouldn't do that. I would say that we've made progress quarter-on-quarter with respect to restructuring. We've got more restructuring taking place this quarter of Q4 and a bit more in Q1. We're basically re-leveling the organization in Q3, taking out a layer of the organization and reinvesting those monies in feet on the street sales people, both in the channel and high-touch.

          In Q1 you're likely going to see us reorganize around a shared services model, a regional structure, which is going to allow us to get much more productive in terms of the way we do business and much more opex efficient from the perspective that as an example, we won't have discreet finance organizations in each and every country. That'll be centralized, if you will, in a regional area. We won't have many of the (G&A) functions that are shared services be replicated in terms of overlap and redundancies in each country. We're going to have that in a shared services methodology, regionalized, and we'll be much more quick to market and much more nimble and agile as a company because of it. We may also inherently get some tax benefits from this in forward-looking years.

Arindam Basu: OK. All right. Well thanks for repeating everything. I appreciate you doing that for me.

Bill Nuti: Thank you.

Operator: We'll take a follow-up from Dick Davis.

Dick Davis: Yes, just one question about what are your direct sales as a percent of revenues in the prior area right now versus channel?

Bill Nuti: It's a, Dick, it's a approximately 40-percent. It's in that range. It's between 40 and 45-percent. Dick, you're going to see that number come down quarter-on-quarter if we're doing our job right. If we're doing our job right and PartnerSelect is rolling out the way we expected, you're going to see a much greater percentage of our business flow through the channel and less of our business flow through direct.

          Now, I don't want you to interpret that as we're moving to a channel based model. When we talk about high-touch channel-centric, our high-touch sales force does everything that a direct sales person would do with the exception at the end of the day of taking the order. We actually expect a higher level of sales professionalism and sales preference building in the tier-one market through a high-touch sales force than we do a direct sales force.

Dick Davis: OK. Thank you.

Operator: And our final question in the queue today is a follow-up from Chris Quilty.

Chris Quilty: No, actually my question had been asked about three times since I entered the queue. But since I got the last question, I'll leave you with a product question since nobody's asked anything on that end. The MC9000, as I understand the product offering, it looks like the main feature set that you're bringing to market here is really, is a modular design? Is it a you know, a cost savings? Or are there extra feature sets in there that I'm missing as something new in the market place?

Male: Yes, it's both Chris. It turns out that there are a set of richer features. I think in Bill's remarks he listed some of them. For example bigger, brighter display and so on. But in addition, you're correct to focus on the modularity. That is a key going forward and in fact it anticipates an architectural direction that we're taking across our mobile computing line and you will see even more strongly featured in products rolling out in to next year.

          It's a way to allow us to scale the business, gain cost efficiencies, gain development efficiencies, gain support engineering, cost efficiencies. And it will have a strong contributing role ultimately to the operational excellence goal, which you heard us talk about before. But from a customer's perspective, we've had enough feedback now from the early field trials in which we've placed this unit, to gain a strong level of confidence that the feature set that we targeted as we conceived the product, about a year-and-a-half ago or so, is really proving to be very attractive to customers. So, it's new features today and architecturally derived leverage tomorrow.

Chris Quilty: OK. And for a product area that you know, has become certainly the bulk of your revenues, is it correct in assessing that that market place has become much more competitive in the last two years? And you know, what do you do to stay out in front of the competition?

Male: Yes, I'm not sure that I would agree Chris that it's become much more competitive. We faced strong competition from (Telxon) in earlier years. We faced competition from any number of players today. We have to be on our best game to win. That best game involves not only doing the kind of thing as I mentioned with the 9000, which is building feature advantage at the product level, but also building the end-to-end enterprise mobility advantage as a result of delivering features that uniquely link our mobile computing products, our wireless infrastructure products and software connected issue in a way that our competition cannot match.

          So, we're really attacking on both of those fronts. We've seen very strong traction of that strategy out in market and we're confident that it's the basis for maintaining a competitive advantage in mobile computing and, in fact, the other business units in the Company going forward.

Chris Quilty: OK, thank you. And thanks for not doing the full two-and-a-half.

Male: OK. Thank you.

Operator: And did any of our speakers have any additional comments today?

Male: No, just wanted to thank all of you. And again, thank you for your patience throughout this process. We genuinely appreciate it and thank you for your continuing interest in the Company. Take care. We'll talk to you in a few weeks.

Operator: That will conclude today's audio conference. Again, we do thank everyone for their participation.



                                END